UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Affiliated Computer Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

AFFILIATED COMPUTER SERVICES, INC.
2828 North Haskell Avenue
Dallas, Texas 75204

April 11, 2008

Dear Stockholder:

It is my pleasure to invite you to the Annual Meeting of Stockholders of Affiliated Computer Services, Inc. to be held on May 22, 2008 at 11:00 a.m., CDT at Cityplace Conference Center, 2711 North Haskell Avenue, Dallas, Texas 75204. The Notice of the Annual Meeting and Proxy Statement, which are attached, provide information concerning the matters to be considered at the Annual Meeting. The Annual Meeting will cover only the business contained in the Proxy Statement and will not include a management presentation.

Pursuant to new rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. As a result, we are mailing to all of our stockholders a Notice of Internet Availability of Proxy Materials (Notice) instead of a paper copy of this Proxy Statement and our Annual Report. The Notice contains instructions on how to access those documents over the Internet, as well as instructions on how to request a paper copy of our proxy materials. We believe that this new process will reduce the environmental impact and lower the costs of printing and distributing our proxy materials

Please note that only stockholders of record as of the close of business on March 28, 2008 will be eligible to vote at the Annual Meeting. Your vote is important. You may vote by Internet or by telephone using the instructions on the Notice, or, if you received a paper copy of the proxy card, by signing and returning it in the envelope provided.

We look forward to seeing you at the meeting.

Very truly yours,

Darwin Deason
Founder and Chairman of the Board

AFFILIATED COMPUTER SERVICES, INC.
2828 North Haskell Avenue
Dallas, Texas 75204

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	May 22, 2008, 11:00 a.m., Central time, Dallas, Texas

Place of Meeting:	Cityplace Conference Center, 2711 North Haskell Avenue, Dallas, Texas 75204

Business to be Conducted:	1. To elect directors to hold office for a one-year term and until their respective successors shall have been duly elected and qualified.

2. To consider and vote on the fiscal year 2008 performance-based incentive compensation for certain of our executive officers.

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2008.

4. To consider and vote on a stockholder proposal if properly presented at the annual meeting.

5. To transact such other business as may properly come before the meeting.

Adjournments and Postponements:	Any action on the business to be conducted may be considered at the date and time of the annual meeting as specified above or at any time or date to which the annual meeting may be properly adjourned and postponed.

Record Date:	You are entitled to vote at the Annual Meeting if you were a stockholder of record as of the close of business on March 28, 2008.

Voting Rights:	A holder of shares of ACS Class A common stock is entitled to one vote, in person or by proxy, for each share of Class A common stock on all matters properly brought before the Annual Meeting.

A holder of shares of ACS Class B common stock is entitled to ten votes, in person or by proxy, for each share of Class B common stock on all matters properly brought before the Annual Meeting.

By Order of the Board of Directors

Tas Panos
Corporate Secretary

Your vote is very important.

Whether or not you plan to attend the Annual Meeting you are encouraged to read the Proxy Statement and vote your shares as soon as possible.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
GENERAL INFORMATION
QUESTIONS AND ANSWERS
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: APPROVAL OF FISCAL YEAR 2008 PERFORMANCE-BASED INCENTIVE COMPENSATION FOR OUR EXECUTIVE OFFICERS
PROPOSAL 3: RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008
PROPOSAL 4: STOCKHOLDER PROPOSAL: POLICY ON STOCKHOLDER ADVISORY VOTE TO RATIFY NAMED EXECUTIVE OFFICER COMPENSATION AT FUTURE ANNUAL MEETINGS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
REPORT OF THE COMPENSATION COMMITTEE
SUMMARY COMPENSATION TABLE FOR FISCAL 2007
GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2007
OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END
OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END
NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2007
EQUITY COMPENSATION PLAN INFORMATION
REPORT OF THE AUDIT COMMITTEE
CERTAIN TRANSACTIONS
STOCKHOLDERS PROPOSALS FOR 2008 ANNUAL MEETING
HOUSEHOLDING OF STOCKHOLDER DOCUMENTS
APPENDIX A
APPENDIX B
APPENDIX C

AFFILIATED COMPUTER SERVICES, INC.
2828 North Haskell Avenue
Dallas, Texas 75204

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 22, 2008

GENERAL INFORMATION

QUESTIONS AND ANSWERS

Why did I receive this proxy statement?

This proxy statement is being furnished to you as a stockholder of record, as of March 28, 2008, of Affiliated Computer Services, Inc., a Delaware corporation, in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders to be held on May 22, 2008. As a stockholder, you are invited to attend the Annual Meeting and are entitled to and are requested to vote on the items of business described in this proxy statement. On or about April 11, 2008, we mailed to our stockholders of record as of the close of business on March 28, 2008 a Notice Regarding the Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report online.

All references, unless otherwise noted, to the “Company,” “we,” “our,” “us” and “ACS” in this proxy statement refer to Affiliated Computer Services, Inc. (and its subsidiaries).

When and where is the Annual Meeting to be held?

The Annual Meeting of Stockholders will be held at Cityplace Conference Center, 2711 North Haskell Avenue, Dallas, Texas 75204, on May 22, 2008, at 11:00 a.m., Central time, Dallas, Texas, or at any adjournments thereof, for the purposes stated in the Notice of Annual Meeting.

Internet Availability of Proxy Materials

Under rules recently adopted by the Securities and Exchange Commission (“SEC”), we are now primarily furnishing proxy materials to our stockholders on the Internet, rather than mailing paper copies of the materials (including our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, as amended by our Form 10-K/A filed on October 19, 2007 and as further amended by our Form 10-K/A filed on April 11, 2008) to each stockholder. If you received only a Notice Regarding the Availability of Proxy Materials (the “Notice”) by mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you as to how you may vote your shares. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

The Notice was mailed to our stockholders of record on the record date on or about April 11, 2008.

What information is contained in this proxy statement?

This proxy statement lets our stockholders know when and where we will hold the Annual Meeting. Additionally, this proxy statement:

•	Includes information regarding the matters that will be discussed and voted on at the Annual Meeting, and

•	Provides information about the Company that our stockholders should consider in order to make an informed decision at the Annual Meeting.

What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

•	Proposal 1: A proposal to elect directors to hold office for a one-year term or until their respective successors shall have been duly elected and qualified.

•	Proposal 2: A proposal to approve the fiscal year 2008 performance-based incentive compensation for our executive officers.

•	Proposal 3: A proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2008.

•	Proposal 4: A stockholder proposal.

We also will consider any other business that properly comes before the Annual Meeting.

What shares can I vote at the Annual Meeting?

Our Board of Directors has fixed the close of business on March 28, 2008 as the record date for the Annual Meeting. Only holders of record of the outstanding shares of Class A common stock and Class B common stock at the close of business on the record date are entitled to vote at the Annual Meeting or any adjournments thereof.

A holder of shares of Class A common stock is entitled to one vote, in person or by proxy, for each share of Class A common stock standing in his or her name on our books on the record date on any matter properly presented to a vote of the stockholders at the Annual Meeting.

A holder of shares of Class B common stock is entitled to ten votes, in person or by proxy, for each share of Class B common stock standing in his name on our books on the record date on any matter properly presented to a vote of the stockholders at the Annual Meeting.

Our Chairman, Darwin Deason, has agreed to limit the voting power of certain of his Class A and Class B shares. See the discussion of Mr. Deason’s voting rights under the section entitled “Deason Voting Agreement” beginning on page 18.

As of the close of business on the record date, we had outstanding 89,669,072 shares of Class A common stock, $0.01 par value per share, and 6,599,372 shares of Class B common stock, $0.01 par value per share.

What is the voting requirement to approve each of the proposals?

Proposal 1 (the proposal to elect directors) requires the affirmative vote of the holders of shares of Class A common stock and Class B common stock, voting together as a class, having a plurality of the voting power, in person or by proxy. Stockholders may not cumulate their votes in the election of directors. Abstentions and broker nonvotes (shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners of such shares or persons entitled to vote on the matter), if any, will have no effect on the election of directors.

Each of Proposal 2 (the proposal to approve the fiscal year 2008 performance-based incentive compensation for our executive officers), Proposal 3 (the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2008) and Proposal 4 (the stockholder proposal) require the affirmative vote of the holders of shares of Class A common stock and Class B common stock, voting together as a class, having a majority of the voting power eligible to vote and voting, either in person or by proxy, at the Annual Meeting. Abstentions will have the same effect as a vote against Proposal 2, Proposal 3 and Proposal 4, and broker nonvotes will have no effect on such proposals.

How many shares must be present or represented to conduct business at the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Class A common stock and Class B common stock entitled to vote at the Annual Meeting or any adjournment thereof is necessary to constitute a quorum to transact business. Abstentions and broker nonvotes will be counted for the purpose of determining whether a quorum is present.

How do I vote?

Stockholders can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Telephone — Stockholders located in the United States can vote by telephone by calling (800) 690-6903 and following the instructions on the Notice, or if you received a proxy card, by following the instructions on the proxy card;

•	By Internet — Stockholders can vote over the Internet at www.proxyvote.com by following the instructions on the Notice, or if you received a proxy card, by following the instructions on the proxy card; or

•	By Mail — If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card or voter instruction form.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 21, 2008. Internet and telephone voting is convenient, saves on postage and mailing costs and is recorded immediately, minimizing risk that postal delays may cause votes to arrive late and therefore not be counted. Stockholders who attend the Annual Meeting may vote in person, and any previously submitted votes will be superseded by the vote cast at the Annual Meeting.

Shares represented by duly executed proxies in the accompanying form will be voted in accordance with the instructions indicated on such proxies or voter instruction forms, and, if no such instructions are indicated thereon, will be voted “FOR” the nominees for election of directors named below, the approval of the fiscal year 2008 performance-based compensation for our executive officers, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2008, and will be voted “AGAINST” the stockholder proposal. Abstentions and broker non-votes will have no effect on the election of directors. Abstentions will have the same effect as a vote against Proposal 2, Proposal 3 and Proposal 4 and broker nonvotes will have no effect on such proposals.

What if I want to change my vote?

You may revoke your proxy at any time before it is voted at the meeting. To do this, you must:

•	enter a new vote by telephone, over the Internet, or by signing and returning another proxy card at a later date;

•	provide written notice of the revocation to our Corporate Secretary or deliver another duly executed proxy or voter instruction form dated subsequent to the date thereof to the addressee named in the proxy or voter instruction form; or

•	attend the meeting and vote in person.

Who will pay for the cost of this solicitation?

The cost of preparing, assembling, printing and distributing this proxy statement and related materials and the cost of soliciting proxies related to the Annual Meeting will be borne by us. We will request banks and brokers to solicit their customers who are beneficial owners of shares of common stock listed of record in names of nominees, and will reimburse such banks and brokers for the reasonable out-of-pocket expenses for such solicitation.

Who will serve as inspector of elections?

A representative of Broadridge Financial Solutions, Inc. (formerly ADP Investor Communications Services), the independent inspector of elections appointed for the meeting, will separately tabulate affirmative and negative votes, and abstentions. Voting results will be announced at the meeting and will be posted shortly after the meeting on our website at www.acs-inc.com under the caption “Investor Relations.” Voting results will also be published in our Form 10-K for the fiscal year ended June 30, 2008. After the report is filed, you may obtain a copy by:

•	visiting our website at www.acs-inc.com;

•	contacting our Investor Relations department at 214-841-8281; or

•	viewing our Form 10-K for the fiscal year ended June, 30, 2008 on the SEC’s website at www.sec.gov, when filed.

PROPOSALS

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board of Directors consists of seven directors. All directors must stand for election at the Annual Meeting and hold office for a one-year term and until their respective successors are elected and qualified.

Shares represented by proxies or voter instruction forms returned duly executed will be voted, unless otherwise specified, in favor of each of the nominees for the Board of Directors named below. You cannot vote for more than seven nominees. The nominees have indicated that they are able and willing to serve as directors. If any (or all) such persons should be unable to serve, the persons named in the proxy or voter instruction form will vote the shares covered thereby for such substitute nominee (or nominees) as the Board of Directors may select pursuant to the recommendation of the Nominating and Corporate Governance Committee of the Board. You may withhold authority to vote for all nominees or withhold authority to vote for any nominee by following the voting instructions provided.

Nominees for Election as Director

The following table lists the name and principal occupation of each nominee for director and the year in which each such person was first elected as a director.

		Served as
		Director
Name	Principal Occupation	Since

Darwin Deason	Chairman of the Board of Directors	1988
Lynn R. Blodgett	President and Chief Executive Officer	2005
Robert Druskin	Investor	2008
Kurt R. Krauss	Investor/Managing Member of Sachem Investments, LLC	2007
Ted B. Miller Jr.	Investor	2007
Paul E. Sullivan	Member, Frost Brown Todd, LLC	2008
Frank Varasano	Investor	2007

Business Experience of each Nominee

Set forth below is certain information with respect to each of the nominees for the office of director.

Darwin Deason, age 67, has served as our Chairman of the Board since our formation in 1988. Mr. Deason also served as Chief Executive Officer from our formation until February 1999. Prior to our formation, Mr. Deason spent 20 years with MTech Corp., a data processing subsidiary of MCorp, a bank holding corporation based in Dallas, Texas, serving as MTech’s Chief Executive Officer and Chairman of the Board from 1978 until April 1988, and also serving on the boards of various subsidiaries of MTech and MCorp.

Lynn R. Blodgett, age 53, has served as President and Chief Executive Officer since November 2006 and has served as a director since September 2005. Mr. Blodgett previously served as Executive Vice President and Chief Operating Officer from September 2005 to November 2006. Prior to that time he had served as Executive Vice

President and Group President — Commercial Solutions since July 1999. From March 1990 until July 1999 Mr. Blodgett served as President of ACS Business Process Solutions, Inc. (formerly Unibase Technologies, Inc., an entity that we acquired in 1996).

Robert Druskin, age 60, has served as a director since March 2008. From December 2006 to December 2007, Mr. Druskin served as Chief Operating Officer of Citigroup and a member of its Office of the Chairman. He was also a member of the Citi Business Heads, Operating, and Management committees. From April 1996 to August 1997 he served as head of Asset Management and the Futures Division. In August 1997, he returned to the position of Chief Administrative Officer and in September 2000 he became Chief Operations and Technology Officer for Citigroup. From August 2002 through December 2003, he was the President and Chief Operating Officer of Citi Markets & Banking and from December 2003 to December 2006 served as Chief Executive Officer of that business. Prior to Citigroup, Mr. Druskin worked at Smith Barney, which he joined in 1991 as Chief Administrative Officer. Before joining Smith Barney, Mr. Druskin was the Chief Financial Officer of Shearson Lehman Brothers Inc. and Shearson Lehman Brothers Holdings Inc. and a member of its Executive Committee. Mr. Druskin is a member of the board of directors of E*Trade Financial Corporation. Mr. Druskin serves on the Rutgers Board of Trustees, the Board of Overseers for the Rutgers University Foundation. Additionally, he is a Trustee of the NYU Downtown Hospital, and is on the board of directors of the United Negro College Fund. Mr. Druskin received his B.A. from Rutgers University.

Kurt R. Krauss, age 58, has served as a director since November 2007. From 1978 to 1992, Mr. Krauss was a partner with Booz Allen Hamilton. He also served on the firm’s Board of Directors. From 1992 to 1997, Mr. Krauss was Managing Partner of the Mead Point Group, a management consulting firm which he founded with offices in Greenwich, Connecticut, and London, England. From 1997 to 2000, he served as Chief Financial Officer of Burson-Marsteller, a leading global public relations and public affairs firm. Currently, Mr. Krauss is the Managing Member of Sachem Investments LLC, an investment company he founded in 2001. Mr. Krauss currently serves on the Board of Directors of Prescient Medical Inc., for which he is the Audit Committee Chairman, and he has served on the Boards of Directors of Zila, Inc., Loudeye Corporation and several other not-for-profit organizations. Mr. Krauss received a Master of Science in Industrial Administration from Carnegie-Mellon University and a Bachelor of Arts in Mathematics from Heidelberg College.

Ted B. Miller Jr., age 56, has served as a director since November 2007. From 1996 to 2001, Mr. Miller was the Chief Executive Officer of Crown Castle International Corp. (NYSE: CCI), a wireless communications company he founded in 1995 which grew from start up to a multi billion market capitalization. He was Chairman of the Crown Castle Board of Directors from 1999 to 2002. Prior to founding Crown Castle, Mr. Miller was involved in the commercial real estate development, management and brokerage business and various investments including the media business as an original licensee of Blockbuster Video. Mr. Miller is currently Managing Director of Imperium International LLC and President of 4M Investments LLC, both international private investment companies. He is currently the Chairman and majority shareholder of M7 Aerospace LP, an internationally diversified privately held aerospace service, manufacturing and technology company. He is also Vice Chairman and majority shareholder of Intercomp Technologies LLC, a privately held payroll outsourcing company with operations in Europe. Mr. Miller received a Juris Doctor from Louisiana State University and a Bachelor of Business Administration from the University of Texas.

Paul E. Sullivan, age 63, has served as a director since February 2008. Mr. Sullivan is a member of the law firm of Frost Brown Todd, LLC in Lexington, Kentucky. He has practiced law for over 35 years and has a substantial legal practice in complex corporate transactions and commercial litigation within the banking, manufacturing and minerals extraction industries. From 1975 to 1981, Mr. Sullivan practiced in his own law firm in Lexington, Kentucky, which he merged with Brown Todd & Heyburn, predecessor to Frost Brown Todd, in 1981. Prior to that time, Mr. Sullivan served as General Counsel to the Kentucky Department of Banking and Securities and as General Counsel to the Department of Labor for the State of Kentucky. Mr. Sullivan serves on the Board of Directors for the Central Bank and Trust Company (the largest Kentucky based bank). In addition to serving as a director, Mr. Sullivan has served on the Bank’s audit, trust (chairman) and compensation committees. Mr. Sullivan also serves on the boards of Central Bancshares, Inc., the holding company for the Bank and Central Bank, FSB, an affiliate savings bank. Mr. Sullivan received both a Juris Doctor and a Bachelor of Arts from the University of Kentucky.

Frank Varasano, age 62, has served as a director since November 2007. From 1999 to 2001, Mr. Varasano served as Executive Vice President of Oracle Corporation. Prior to that, Mr. Varasano held several senior management positions during his 26-year tenure at Booz Allen Hamilton. As a Senior Vice President he led Booz Allen Hamilton’s largest practice (Engineering and Manufacturing), largest office (New York) and largest regional profit center (United States). He also served on the firm’s Board of Directors and Executive Committee. Currently, Mr. Varasano is Chief Executive Officer of a start-up company he founded. From 2005 to 2006, Mr. Varasano served as a director of Loudeye Corporation, serving on the Compensation Committee and the Special Committee that led the analysis and review of the sale of Loudeye to Nokia. Mr. Varasano holds a Masters in Business Administration from Harvard Business School and a Bachelor of Science Degree from the United States Naval Academy. He also served as an officer aboard the USS Patrick Henry, a nuclear submarine.

Except as set forth above, none of the nominees holds a directorship in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of the Securities Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

Corporate Governance

Director Independence

On February 3, 2004, our Board of Directors restated our Director Independence Standards to be consistent with the independence standards set forth in Section 303A.02 of the New York Stock Exchange (“NYSE”) listing standards. The Board of Directors has made an affirmative determination that Messrs. Druskin, Krauss, Miller, Sullivan and Varasano are independent and have no material relationship with the Company. The Director Independence Standards, a copy of which is attached hereto as Appendix A, can be located on our web site at www.acs-inc.com under the “Investor Relations” and “Corporate Governance” captions.

Corporate Governance Guidelines

On August 10, 2005, our Board of Directors restated our Corporate Governance Guidelines. The Corporate Governance Guidelines provide for, among other things:

•	submission of the auditors selected by our Audit Committee to stockholders for ratification annually;

•	adoption of an auditor rotation policy;

•	formation of a Nominating and Corporate Governance Committee comprised solely of independent directors;

•	the implementation of stock ownership guidelines for both directors and executive officers;

•	a prohibition on stock option re-pricing;

•	formalization of the ability of independent directors and committees of the Board of Directors to retain outside advisors;

•	formation of a Compensation Committee comprised solely of independent directors;

•	performance of a periodic formal Board evaluation; and

•	limitation of four additional company boards on which a director may serve.

Our Corporate Governance Guidelines are available on our web site at www.acs-inc.com under the captions “Investor Relations” and “Corporate Governance.” Our Corporate Governance Guidelines are also available free of charge to any stockholder upon written request to 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: Tas Panos, Corporate Secretary.

Board of Directors Committees and Meetings

During fiscal year 2007, we had four standing committees of the Board of Directors, including the Audit Committee, the Compensation Committee, the Special Transaction Committee and the Nominating and Corporate Governance Committee. The charters for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are available on our web site at www.acs-inc.com under the Investor Relations and Corporate Governance captions.

Audit Committee

Until January 24, 2007 our Audit Committee consisted of four independent directors (Messrs. Frank A. Rossi (Chairman), Joseph P. O’Neill, J. Livingston Kosberg and Dennis McCuistion). On January 24, 2007, Robert B. Holland, III was elected as a director and our Audit Committee was reconstituted to consist of three members (Messrs. Rossi (Chairman), McCuistion and Holland). On November 21, 2007, Messrs. Rossi, O’Neill, Kosberg, McCuistion and Holland resigned from the Board of Directors, and Messrs. Krauss, Miller, Varasano and Richard W. Spears were appointed to the Board of Directors. On November 25, 2007, the Board of Directors appointed Messrs. Krauss (Chairman), Miller and Spears to the Audit Committee. On January 5, 2008, Mr. Spears passed away. On February 23, 2008, Mr. Sullivan was appointed as a director and our Audit Committee was reconstituted to consist of Messrs. Krauss (Chairman), Miller and Sullivan. On March 19, 2008, Mr. Druskin was appointed as a director and our Audit Committee was reconstituted to consist of Messrs. Krauss (Chairman), Miller and Druskin. All of the aforementioned Audit Committee members are independent as defined in the current NYSE listing standards. Upon consideration of the attributes of an audit committee financial expert as set forth in Section 407(d) of Regulation S-K promulgated by the SEC, the Board of Directors determined that Mr. Krauss (i) possessed those attributes, which were gained through his experience as summarized on page 5 of Proposal 1 (the proposal to elect directors) and he was designated as the Audit Committee Financial Expert and (ii) is “independent” as that term is defined in the NYSE listing standards.

The Audit Committee of the Board of Directors is responsible for:

•	monitoring the integrity of our consolidated financial statements;

•	discussing with management and our independent registered public accounting firm our annual audited financial statements, quarterly financial statements and reported earnings prior to the release thereof to the public;

•	monitoring our auditing, accounting and financial reporting processes;

•	monitoring our system of internal controls and the independence and performance of our internal auditors; and

•	appointing and monitoring our independent registered public accounting firm.

The Audit Committee operates under a written charter that was restated by the Board of Directors on May 25, 2006, and is available on our web site at www.acs-inc.com under the captions “Investor Relations” and “Corporate Governance.” Our Audit Committee Charter is also available free of charge to any stockholder upon written request to 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: Tas Panos, Corporate Secretary.

Compensation Committee

Until January 24, 2007 the Compensation Committee consisted of two independent directors (Messrs. Kosberg and O’Neill). On January 24, 2007, Mr. Holland was elected as a director and our Compensation Committee was reconstituted to consist of three members (Messrs. Kosberg (Chairman), O’Neill and Holland). On November 21, 2007, Messrs. Rossi, O’Neill, Kosberg, McCuistion and Holland resigned from the Board of Directors, and Messrs. Krauss, Miller, Varasano and Spears were appointed to the Board of Directors. On November 25, 2007, the Board of Directors appointed Messrs. Miller (Chairman), Krauss and Varasano to the Compensation Committee. On March 19, 2008, the Compensation Committee was reconstituted to consist of Messrs. Miller (Chairman), Sullivan and Varasano. All of the aforementioned Compensation Committee members are independent as defined in the current New York Stock Exchange listing standards. The Compensation Committee is responsible for:

•	recommending to the Board of Directors policies and plans concerning the salaries, bonuses and other compensation of our executive officers (including reviewing the salaries of the executive officers and recommending bonuses and other forms of additional compensation for the executive officers);

•	compliance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the review of compensation to executive officers whose annual compensation exceeds $1 million so that such amounts may be deductible by us for federal income tax purposes; and

•	the grant of all awards under the stock option plans (other than those to independent directors).

A copy of the restated Compensation Committee Charter approved by the Board of Directors on February 3, 2004 is attached hereto as Appendix B and is available on our web site at www.acs-inc.com under the captions “Investor Relations” and “Corporate Governance.” Our Compensation Committee Charter is also available free of charge to any stockholder upon written request to 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: Tas Panos, Corporate Secretary.

Nominating and Corporate Governance Committee

Until November 21, 2007 the Nominating and Corporate Governance Committee consisted of two independent directors (Messrs. McCuistion and O’Neill). Mr. McCuistion served as the Chairman of the Nominating and Corporate Governance Committee throughout fiscal year 2007. On November 21, 2007, Messrs. Rossi, O’Neill, Kosberg, McCuistion and Holland resigned from the Board of Directors, and Messrs. Krauss, Miller, Varasano and Spears were appointed to the Board of Directors. On November 25, 2007, the Board of Directors appointed Mr. Spears (Chairman) and Mr. Varasano to the Nominating and Corporate Governance Committee. On January 5, 2008, Mr. Spears passed away. On February 7, the Board of Directors reconstituted the Nominating and Corporate Governance Committee to consist of Messrs. Varasano (Chairman), Krauss and Miller. On February 23, 2008, Mr. Sullivan was appointed as a director and our Nominating and Corporate Governance Committee was reconstituted to consist of Mr. Sullivan (Chairman) and Mr. Varasano. On March 19, 2008, Mr. Druskin was appointed as a director and our Nominating and Corporate Governance Committee was reconstituted to consist of Messrs. Druskin (Chairman), Krauss and Varasano. All of the aforementioned Nominating and Corporate Governance Committee members are independent as defined in the current New York Stock Exchange listing standards. The Nominating and Corporate Governance Committee is responsible for considering, evaluating and recommending to the Board of Directors the slate of director nominees. On September 11, 2003, our Board of Directors approved the Nominating and Corporate Governance Committee Charter, a copy of which is attached hereto as Appendix C and is available on our web site at www.acs-inc.com under the captions “Investor Relations” and “Corporate Governance.” Our Nominating and Corporate Governance Committee Charter is also available free of charge to any stockholder upon written request to 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: Tas Panos, Corporate Secretary.

For fiscal year 2008, the Nominating and Corporate Governance Committee considered our current directors and other candidates to fill the slate of nominees for election to the Board of Directors. Based on an evaluation of the background, skills and areas of expertise represented by the various candidates against the qualifications for directors set forth in our Corporate Governance Guidelines and our current requirements, the Nominating and Corporate Governance Committee determined that our current directors possess the appropriate skill level, expertise and qualifications and recommended that Messrs. Deason, Blodgett, Druskin, Krauss, Miller, Sullivan and Varasano be re-elected to the Board of Directors.

•	Director Qualifications. The Nominating and Corporate Governance Committee establishes the qualifications for directors and reviews them annually with the Board of Directors. The Nominating and Corporate Governance Committee seeks director candidates with the ability to make a significant contribution to the Board of Directors and the stockholders based on their background, skill and expertise. To be recommended by the Nominating and Corporate Governance Committee, a director nominee should also possess the qualifications set forth in the Corporate Governance Guidelines, including integrity, wisdom, judgment, policy-making experience, complementary areas of expertise, and sufficient time to devote to applicable Board and committee activities.

•	Identification and Evaluation of Director Candidates. The Nominating and Corporate Governance Committee identifies, screens and recommends a qualified slate of nominees to the Board of Directors for election each fiscal year based on the qualifications set forth above and the need to fill vacancies or expand the size of the Board of Directors. The Nominating and Corporate Governance Committee generally identifies director nominees through the personal, business and organizational contacts of existing directors and management. However, the Nominating and Corporate Governance Committee may use a variety of sources to identify director nominees, including third-party search firms and stockholder recommendations. Candidates recommended by our stockholders are generally evaluated in the same manner as candidates from other sources. However, the Nominating and Corporate Governance Committee will seek additional information concerning the relationship between the stockholder and the stockholder candidate to assess whether such nominee has the ability to represent the interests of a broad range of stockholders.

•	Stockholder Recommendations of Director Nominees. Any of our stockholders entitled to vote for the election of directors may recommend for nomination one or more persons for election to our Board of Directors. Pursuant to Section 7 of our Corporate Governance Guidelines and Section 8(c) of our Bylaws, to be considered by the Nominating and Corporate Governance Committee, recommended stockholder nominees for election to the Board of Directors must be received not more than 150 calendar days nor less than 120 calendar days prior to the date our proxy statement was released to stockholders for our previous annual meeting, unless our annual meeting date has moved by more than 30 days from the first year anniversary of the previous year’s annual meeting, in which case the Board of Directors shall provide a reasonable time for stockholders to provide their nominees for election. For information regarding the deadline for submission of stockholder nominees for director in connection with our 2008 Annual Meeting of Stockholders, please see the section entitled “STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING” beginning on page 50.

Recommendations for nominees should be submitted to the Nominating and Corporate Governance Committee by following our method for stockholders to communicate with our Board of Directors which is published on our web site at http://www.acs-inc.com under the Investor Relations and Corporate Governance captions. Written recommendations should be submitted to ACS Board of Directors, Affiliated Computer Services, Inc., c/o ACS Ethics Office, 2828 N. Haskell, Bldg 4, 3rd Floor, Dallas, Texas 75204 or by e-mail to director@acs-inc.com. Recommendations must include (i) the nominee’s name, (ii) the nominee’s resume or curriculum vitae, (iii) a summary demonstrating how the nominee meets the qualifications set forth in Section 8 of our Corporate Governance Guidelines, and (iv) the submitting stockholder’s name, number of shares held and a description of any arrangement or understanding between such stockholder and the proposed nominee.

Special Transaction Committee

The Special Transaction Committee, which was formed in August 1997 and on which Mr. Deason serves, has the responsibility of considering, evaluating, and approving the terms of potential transactions resulting in the acquisition of assets, businesses, or stock of third parties for cash, our Class A common stock, or other consideration with a dollar value of up to $100,000,000. The Special Transaction Committee has delegated to the Chief Executive Officer the authority to consider, evaluate, and approve the terms of potential transactions resulting in the acquisition of assets, businesses, or stock of third parties for cash or other consideration with a dollar value of up to $50,000,000.

Fiscal Year 2007 Meetings

During the fiscal year ended June 30, 2007, there were twelve (12) meetings of our full Board of Directors, three (3) Board meetings in which certain members of management did not attend or recused themselves and one (1) meeting held solely by the independent directors. During the fiscal year, there were twelve (12) meetings held by the Audit Committee and three (3) executive sessions of the Audit Committee to meet with our independent registered public accounting firm, the vice president of internal audit and other outside consultants, eight

(8) meetings held by the Compensation Committee, five (5) meetings held by the Nominating and Corporate Governance Committee and no meetings held by the Special Transaction Committee. Each incumbent director attended at least 75% of the meetings of the Board and the Board committees of which they were members during their respective tenures.

Executive Sessions and Lead Independent Director

In compliance with the requirements of the New York Stock Exchange, our Corporate Governance Guidelines require the non-management directors to meet at least twice annually in regularly scheduled executive sessions. Mr. Varasano, as Lead Independent Director, presides over non-management director executive sessions. Mr. O’Neill served as Lead Independent Director during fiscal year 2007 and through November 21, 2007. Three (3) executive sessions were held in fiscal year 2007. However, during fiscal year 2007 the independent directors met on a number of other occasions as the “Special Committee” to consider alternatives to enhance stockholder value and as the “Ad Hoc Committee” in connection with matters related to the internal investigation that was conducted by independent counsel concerning stock option matters.

Attendance at Annual Meeting

It is our policy that all nominees for election or re-election to our Board of Directors at an annual meeting attend the annual meeting. All of the nominees for election to the Board of Directors for fiscal year 2007 attended the 2006 Annual Meeting of Stockholders.

Stockholder Communications

Stockholders may communicate with any member of the Board of Directors, including in their capacities as members of committees of the Board of Directors, or in the alternative, with the non-management directors as a group by submitting an e-mail to director@acs-inc.com or by sending a written communication to: ACS Board of Directors, Affiliated Computer Services, Inc., c/o ACS Ethics Office, 2828 N. Haskell, Bldg 4, 3rd Floor, Dallas, Texas 75204. Stockholders may also call toll free and leave a message for the Board of Directors, the presiding director or the non-management directors at (800) 443-1946.

Code of Conduct

We are dedicated to earning the trust of our clients and investors and our actions are guided by the principles of honesty, trustworthiness, integrity, dependability and respect. Our Board of Directors has adopted a Code of Ethical Business Conduct that applies to all employees and directors and a Code of Ethics for Senior Financial Officers that applies to designated financial and accounting officers, including the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. Both of these codes are posted on our web site at www.acs-inc.com under the captions “Investor Relations” and “Corporate Governance.” We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Ethics for Senior Financial Officers, if any, by posting such information on our web site at www.acs-inc.com under the captions “Investor Relations” and “Corporate Governance.” Our Code of Ethical Business Conduct and our Code of Ethics for Senior Financial Officers are also available free of charge to any stockholder upon written request to 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: Tas Panos, Corporate Secretary.

PROPOSAL 2:

APPROVAL OF FISCAL YEAR 2008 PERFORMANCE-BASED
INCENTIVE COMPENSATION FOR OUR EXECUTIVE OFFICERS

The Code limits our tax deduction for expense in connection with compensation of our chief executive officer and our three most highly-compensated executive officers (other than our chief executive officer and our chief financial officer) for any fiscal year to the extent that the remuneration of such person exceeds $1 million during such fiscal year, excluding remuneration that qualifies as “performance-based compensation.” Section 162(m) of the Code provides that in order for remuneration to be treated as qualified performance-based compensation, the material terms of the performance goals must be disclosed to and approved by the stockholders of the employer.

At the Annual Meeting, the stockholders will be asked to approve the terms relating to incentive compensation to be paid to our executive officers for fiscal year 2008. Executive officer compensation for fiscal year 2008, for each of our executive officers, will consist of a base salary, bonus compensation under our fiscal year 2008 performance-based incentive compensation plan and awards under our 2007 Equity Incentive Plan and will be based on criteria that are similar to the criteria used in fiscal year 2007 (as described in the section entitled “FY07 Bonus Plan” beginning on page 24). There are approximately seven hundred fifty (750) of our officers and other senior management personnel who will participate in the fiscal year 2008 performance-based incentive compensation plan, including all of our executive officers. See “Compensation Discussion & Analysis” beginning on page 22. Pursuant to our plan, our executive officers will be eligible to receive up to a certain percentage of their base salaries, as set forth in the table below, upon achievement of bonus performance goals, which (i) for a Consolidated ACS component include our achievement of pre-established growth performance goals in the following targeted financial measures: revenue growth, growth in earnings before interest and taxes and a cash flow metric (determined as earnings before interest, taxes, depreciation and amortization, plus non-operating (income) expense (excluding intercompany interest), plus equity compensation expense per Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), less such unusual items such as gain or loss on divestiture plus/minus capital expenditures and additions to intangible assets (per the cash flow statement), plus/minus changes in accounts receivables and unearned revenue (per the cash flow statement)); and (ii) for an ACS Corporate component include our achievement of pre-established growth performance goals in the following targeted financial measures: revenue growth, growth in earnings before interest and taxes, growth in earnings per share and a cash flow metric (determined as earnings before interest, taxes, depreciation and amortization, plus non-operating (income) expense (excluding intercompany interest), plus equity compensation expense per SFAS 123(R), less such unusual items such as gain or loss on divestiture plus/minus capital expenditures and additions to intangible assets (per the cash flow statement), plus/minus changes in accounts receivables and unearned revenue (per the cash flow statement)). The bonus performance goals have been pre-established by the Compensation Committee and approved by the Board of Directors for each of the executive officers. We believe that the incentive-related provisions provide performance incentives that are and will be beneficial to our stockholders.

Since the amounts payable under the performance-based incentive compensation plan are dependent on our financial performance, the actual amounts are not currently determinable. However, the following table sets forth information regarding the maximum incentive compensation that may be earned by the executive officers under the fiscal year 2008 performance-based incentive compensation plan assuming no change in their base salaries for fiscal year 2008.

	Maximum Incentive
	Compensation as
	Percentage of	Maximum Incentive
Name and Position	Base Salary	Compensation

Darwin Deason Chairman of the Board	250%	$2,310,395
Lynn Blodgett President and Chief Executive Officer	200%	$1,500,000
Tom Burlin Executive Vice President and Chief Operating Officer	150%	$750,000
Kevin Kyser Executive Vice President and Chief Financial Officer	150%	$495,000
John Rexford Executive Vice President, Corporate Development	150%	$750,000
Ann Vezina Executive Vice President and Group President — Commercial Solutions Group	150%	$750,000
Tom Blodgett Executive Vice President and Group President — Business Process Solutions	150%	$637,500
Lora Villarreal Executive Vice President and Chief People Officer	150%	$330,750
Tas Panos Executive Vice President, Corporate Secretary and General Counsel	150%	$450,000
All Eligible Executive Officers (9 persons)	—	$7,973,645

The affirmative vote of the holders of our Class A common stock and Class B common stock, voting together as a single class, having a majority of the voting power eligible to vote and voting, either in person or by proxy, at the Annual Meeting will be required to approve the performance-based incentive compensation for our executive officers.

     THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE FISCAL YEAR 2008 PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN FOR OUR EXECUTIVE OFFICERS.

PROPOSAL 3:

RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008

PricewaterhouseCoopers LLP has been selected by the Audit Committee as our independent registered public accounting firm for fiscal year 2008, subject to ratification by the stockholders. PricewaterhouseCoopers LLP was also our independent registered public accounting firm for fiscal year 2007. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. That representative will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

We are asking our stockholders to ratify the appointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm as a matter of good corporate governance even though ratification is not required by our Bylaws. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2008. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during fiscal year 2008 if it is determined that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of shares of our Class A common stock and Class B common stock, voting together as a class, having a majority of the voting power eligible to vote and voting, either in person or by proxy, at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP.

Independent Registered Public Accounting Firm’s Fees

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

	2007	2006

Audit Fees	$5,142	$3,741
Audit-Related Fees	136	412
Tax Fees	93	87
All Other Fees	53	93

Total Fees	$5,424	$4,333

Audit Fees includes fees for assistance with and review of documents filed with the SEC, including our annual and interim financial statements and required consents. Audit Fees also include fees (i) for the audit of internal controls over financial reporting and management’s evaluation of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and (ii) related to our internal investigation into our stock option grant practices. Audit-Related Fees include fees for accounting consulting services and matters related to mergers, acquisitions and divestitures. Tax Fees include fees for tax consulting and tax compliance and preparation work. All Other Fees include fees for research tools.

All audit and non-audit services provided to us by our independent registered public accounting firm are required to be pre-approved by the Audit Committee in accordance with the policies and procedures set forth in our current Audit Committee Charter. The Audit Committee has approved all of our independent registered public accounting firm’s engagements and fiscal year 2007 and 2006 fees presented above pursuant to its pre-approval policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008.

PROPOSAL 4:

STOCKHOLDER PROPOSAL: POLICY ON STOCKHOLDER ADVISORY VOTE TO
RATIFY NAMED EXECUTIVE OFFICER COMPENSATION AT FUTURE ANNUAL MEETINGS

Mr. Gerald W. McEntee on behalf of the American Federation of State, County and Municipal Employees (“AFSCME” or “proponent”) located at 1625 L. Street N.W., Washington, D.C. 20036, owner of at least $2,000 of our Class A common stock for more than one year, has informed us that a representative of such stockholder intends to present a proposed resolution at the Annual Meeting. The text of the proposed resolution and the supporting statement of AFSCME are printed below verbatim from its submission.

RESOLVED, that stockholders of Affiliated Computer Services (“ACS”) request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs’) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to stockholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT OF AMERICAN FEDERATION OF STATE, COUNTY AND MUNICIPAL EMPLOYEES

In our view, senior executive compensation at ACS has not always been structured in ways that best serve stockholders’ interests. For example, in 2007 chairman Darwin Deason received $159,618 in all other compensation, including $102,110 for non-business use of corporate aircraft. Additionally, Deason is provided with a security program, which cost $423,011 for 2007 but is not listed as other annual compensation.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practice, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation. A recent study of executive compensation in the U.K. before and after the adoption of the shareholder advisory vote there found that CEO cash and total compensation became more sensitive to negative operating performance after the vote’s adoption. (Sudhakar Balachandran et al., “Solving the Executive Compensation Problem through Shareholder Votes? Evidence from the U.K.” (Oct. 2007).)

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge ACS’s board to allow stockholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide ACS with useful information about stockholders’ views on the company’s senior executive compensation, as reported each year, and would facilitate constructive dialogue between stockholders and the board.

We urge stockholders to vote for this proposal.

THE POSITION OF THE BOARD OF DIRECTORS WITH RESPECT TO PROPOSAL 4:

The proponent requests that ACS adopt a practice of submitting the compensation of our named executive officers to our stockholders for a non-binding advisory vote on an annual basis. After careful consideration, the Board of Directors (the “Board”) does not believe that the adoption of this proposal is in the best interests of our stockholders and recommends that our stockholders vote AGAINST the proposal.

Our executive compensation philosophy is based on the idea that total executive compensation should vary based on the achievement of defined financial and non-financial goals and objectives, both individual and corporate. Our Compensation Committee, which is composed entirely of independent directors who have no direct interest in the compensation awarded, oversees our executive compensation. In fulfilling this obligation, the Compensation Committee considers a wide range of factors, including corporate and individual performance, strategic goals, economic and industry conditions and competitive market data from companies in the business process and information technology outsourcing industry, as well as companies of similar size and complexity. The Board believes that the Compensation Committee is in the best position to make executive compensation decisions and should have flexibility in making appropriate executive compensation decisions that will attract and retain the necessary executive talent. For more information regarding our compensation philosophy and process with regards to our executive officers, please see the section entitled “Compensation Discussion & Analysis” beginning on page 22.

In addition, ACS believes its stockholders already have meaningful methods to communicate their views on executive compensation to the Board. Our stockholders are currently able to influence executive compensation not only through the election of directors, but also through stockholder approval of performance-based incentive compensation for our executive officers and approval of our equity incentive plans. These incentive plans outline the aggregate level of awards that can be granted, the specific provisions under which awards can be made, and the performance metrics that must be achieved. Further, as described in the section entitled “Stockholder Communications” beginning on page 10, our stockholders have various means to directly communicate with the Board and the Compensation Committee. By communicating directly with the Board or the Compensation Committee through these channels, our stockholders can provide us with specific feedback regarding our executive compensation philosophy and decisions. We believe that this direct communication is a much more effective and accurate method of expressing concerns than an annual “for” or “against” advisory vote, which does not communicate a stockholder’s specific views on the type or amount of compensation being offered, or any suggested improvements a stockholder may have.

The proponent argues for adoption of the advisory vote based on its purported successes in the United Kingdom. However, the situation in the United Kingdom is different than in the United States. The advisory vote process in the United Kingdom is mandated by law, and therefore applies to all public companies in that jurisdiction. In the U.S. there are no such legal requirements. If ACS adopted an advisory vote on executive compensation, there is no assurance that other companies, including its competitors, would follow. This could put ACS at a competitive disadvantage in recruiting and retaining key executive talent by giving the impression that compensation opportunities at ACS are more restrictive than at its competitors.

Any change requiring stockholders to vote in an advisory capacity on executive compensation should be done within a legal and regulatory framework that is developed after full analysis of the public policy and economic issues involved, and should be implemented on a uniform basis for all public companies, as in the United Kingdom. A uniform legal and regulatory framework would reduce the chance that any company would be at a competitive disadvantage. The development of such a legal and regulatory framework would provide an opportunity to deal with important issues, including the international competitive impact of adopting an advisory vote requirement, whether the advisory vote process would work in the U.S. where shareholding is more dispersed than in other countries and the practical and legal issues around discussing compensation decisions with stockholders in advance of annual meetings.

The Board and the Compensation Committee are aware of our stockholders’ interest in our executive compensation practices, and we exercise care and discipline in determining and disclosing executive compensation. However, given the inequities and uncertainties that could arise from implementation of an advisory vote on a company by company basis that follows a model designed for the United Kingdom where the law is applied uniformly and the ownership structure of companies differs from that in the U.S. and because the concerns raised by this proposal are already addressed by our existing compensation philosophy and because ACS has provided other meaningful ways for stockholders to communicate their views on executive compensation to the Board, the Board believes adopting the proposal would be premature, is unnecessary and is not in the best interests of ACS’s stockholders.

BASED ON THE REASONS DISCUSSED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 28, 2008, the record date, certain information with respect to the shares of Class A common stock and Class B common stock beneficially owned by (i) stockholders known to us to own more than 5% of the outstanding shares of such classes, (ii) each of our directors and Named Executive Officers, and (iii) all of our executive officers and directors as a group.

			Amount
	Amount and	Percent of	and Nature	Percent of
	Nature of	Total Shares	of	Total Shares	Percent of Total
	Beneficial	of Class A	Beneficial	of Class B	Shares of Class A
	Ownership of	Common	Ownership	Common	and Class B	Percent of
	Class A	Stock	of Class B	Stock	Common Stock	Total Voting
	Common	Owned	Common	Owned	Owned	Power Owned
Name	Stock	Beneficially	Stock	Beneficially	Beneficially	Beneficially(1)

BENEFICIAL OWNERS OF MORE THAN 5% OF OUR COMMON STOCK
Pzena Investment Mgmt.(2)
120 West 45th Street, 20th Floor New York, NY 10036	8,969,292	10.00%	—	—	9.32%	5.76%
Oppenheimer Funds(3) 6803 South Tucson Way Centennial, CO 80112-	7,885,468	8.79%	—	—	8.19%	5.07%
FMR Corp.(4) 82 Devonshire Street Boston, MA 02109	5,033,176	5.61%	—	—	5.23%	3.23%
SECURITY OWNERSHIP OF MANAGEMENT
Darwin Deason(5)	2,739,864	3.03%	6,599,372	100%	9.63%	43.94%
Lynn Blodgett(6)	467,300	*	—	—	*	*
John Rexford(7)	220,428	*	—	—	*	*
Tom Burlin(8)	61,100	*	—	—	*	*
Ann Vezina(9)	51,310	*	—	—	*	*
Robert Druskin	0	—	—	—	—	—
Kurt R. Krauss(10)	2,500	*	—	—	*	*
Ted B. Miller Jr.	10,000	*	—	—	*	*
Frank Varasano(11)	4,400	*	—	—	*	*
Paul E. Sullivan	0	—	—	—	—	—
All Current Executive Officers and Directors as a Group (15 persons)(12)	3,735,598	4.09%	6,599,372	100%	10.55%	44.31%
Named Executive Officers who have resigned during fiscal year 2007
Mark A. King(13)	225,000	*	—	—	*	*
Warren D. Edwards(14)	124,874	*	—	—	*	*
Directors who have resigned since July 1, 2007
Frank A. Rossi(15)	72,000	*	—	—	*	*
Joseph P. O’Neill(16)	109,620	*	—	—	*	*
J. Livingston Kosberg(17)	27,000	*	—	—	*	*
Dennis McCuistion(18)	22,595	*	—	—	*	*
Robert B. Holland, III	0	—	—	—	—	—
Richard W. Spears	0	—	—	—	—	—
All Current and Former Executive Officers and Directors as a Group (24 persons)(19)	4,366,687	4.75%	6,599,372	100%	11.13%	44.56%

*	Less than 1%

(1)	In calculating the percent of total voting power, the voting power of shares of Class A common stock (one vote per share) and Class B common stock (ten votes per share) are aggregated. As of March 28, 2008, there were 89,669,072 shares of Class A common stock and 6,599,372 shares of Class B common stock issued and outstanding.

(2)	Based on filings by the stockholder with the Securities and Exchange Commission dated February 29, 2008. Such stockholder has indicated that it has sole voting power with respect to 6,929,779 shares and no voting power with respect to the remaining shares and sole investment power with respect to all shares.

(3)	Based on filings by the stockholder with the Securities and Exchange Commission dated February 4, 2008. Such stockholder has indicated that it has sole voting power with respect to no shares and shared voting power with respect to the remaining shares and shared investment power with respect to all shares.

(4)	Based on filings by the stockholder with the Securities and Exchange Commission dated February 14, 2008. Such stockholder has indicated that it has sole voting power with respect to 392,569 shares and no voting power with respect to the remaining shares and sole investment power with respect to all shares.

(5)	The shares of our Class A common stock noted in the table include 750,000 shares of Class A common stock which are not outstanding but are subject to options exercisable within 60 days of March 28, 2008; and 6,970 shares owned by Mr. Deason through the ACS Employee Stock Purchase Plan. See discussion of Mr. Deason’s voting rights in the section entitled “Deason Voting Agreement” beginning on page 18.

(6)	Includes 463,800 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of March 28, 2008.

(7)	Includes 210,000 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of March 28, 2008; 2,100 shares of Class A common stock owned through the ACS 401(k) Plan; 5,828 shares of Class A common stock owned through the ACS Employee Stock Purchase Plan; and 2,500 shares of Class A common stock owned through an individual retirement account.

(8)	Includes 60,000 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of March 28, 2008.

(9)	Includes 49,000 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of March 28, 2008; 41 shares of Class A common stock owned through the ACS 401(k) Plan; and 1,269 shares of Class A common stock owned through the ACS Employee Stock Purchase Plan.

(10)	Includes 2,500 shares of Class A common stock owned through an individual retirement account.

(11)	Includes 2,200 shares of Class A common stock owned through an individual retirement account.

(12)	Includes 1,698,900 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of March 28, 2008; 3,452 shares of Class A common stock owned through the ACS 401(k) plan; 14,852 shares of Class A common stock owned through the ACS Employee Stock Purchase Plan; and 7,400 shares of Class A common stock owned through individual retirement accounts.

(13)	Includes 225,000 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of March 28, 2008. Mr. King resigned as a director and our President and Chief Executive Officer effective as of November 26, 2006.

(14)	Includes 120,000 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of March 28, 2008. Mr. Edwards resigned as our Executive Vice President and Chief Financial Officer effective as of November 26, 2006.

(15)	Includes 22,000 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of March 28, 2008.

(16)	Includes 82,000 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of March 28, 2008.

(17)	Includes 22,000 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of March 28, 2008.

(18)	Includes 22,000 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of March 28, 2008; and 595 shares of Class A common stock owned through the McCuistion & Associates profit sharing plan.

(19)	Includes 2,241,900 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of March 28, 2008; 3,452 shares of Class A common stock owned through the ACS 401(k) plan; 14,852 shares of Class A common stock owned through the ACS Employee Stock Purchase Plan; and 7,400 shares of Class A common stock owned through individual retirement accounts.

Deason Voting Agreement

During fiscal year 2006 the Board of Directors authorized a modified “Dutch Auction” tender offer (the “Tender Offer”) to purchase up to 55.5 million shares of our Class A common stock. That Tender Offer was completed in March 2006 and 7.4 million shares of Class A common stock were purchased in the Tender Offer. In connection with the Tender Offer, Mr. Deason entered into a Voting Agreement with the Company dated February 9, 2006 (the “Voting Agreement”) in which he agreed to limit his ability to cause the additional voting power he would hold as a result of the Tender Offer to affect the outcome of any matter submitted to the vote of the stockholders of the Company after consummation of the Tender Offer.

On December 7, 2007, the Board of the Directors approved an amendment of the Voting Agreement, to provide that Mr. Deason’s voting power with respect to 1,989,864 shares of Class A common stock and 6,599,372 shares of Class B common stock held by him as of December 7, 2007, will not exceed 45% as a result of share repurchases by the Company pursuant to the Company’s share repurchase program. Other than as expressly set forth in the Voting Agreement, Mr. Deason continues to have the power to exercise all rights attached to the shares he owns, including the right to dispose of his shares and the right to receive any distributions thereon.

The Voting Agreement will terminate on the earliest of (i) the mutual agreement of the Company (authorized by not less than a majority of the vote of the then independent and disinterested directors) and Mr. Deason, (ii) the date on which Mr. Deason ceases to hold any Excess Voting Power, as calculated in the Voting Agreement, or (iii) the date on which all Class B shares are converted into Class A shares.

Mr. Deason and a special committee of the Board of Directors have not reached an agreement regarding the fair compensation to be paid to Mr. Deason for entering into the Voting Agreement. However, whether or not Mr. Deason and our special committee are able to reach agreement on compensation to be paid to Mr. Deason, the Voting Agreement will remain in effect.

This summary of the Voting Agreement is qualified in its entirety by the terms of the Voting Agreement, which is filed as Exhibit 99.1 to our Current Report on Form 8-K filed December 10, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of our outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock held by such persons within a specified period of time. These persons are also required to furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and without further inquiry, all required forms for fiscal year 2007 were filed on time except that Lynn Blodgett, our President and Chief Executive Officer, filed a Form 4 on October 25, 2006 with respect to the sale of 10,000 shares on November 7, 2002 and a transfer by gift of 2,000 shares on September 5, 2000.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

Other than Messrs. Deason and Blodgett, who are standing for election to the Board of Directors and whose business experience is summarized in this proxy statement under Proposal 1 beginning on page 4, the following is a summary of the business experience of our executive officers:

John H. Rexford, age 51, has served as Executive Vice President, Corporate Development since September 2007. Mr. Rexford served as a director from November 2006 to November 2007. From November 2006 to September 2007 he served as Executive Vice President and Chief Financial Officer and served as Executive Vice President Corporate Development from March 2001 to November 2006. Prior to that date Mr. Rexford served as a Senior Vice President in our mergers and acquisitions area from November 1996 until March 2001. For the period from November 1986 until November 1996, Mr. Rexford served in various capacities with Citicorp North America, Inc.

Tom Burlin, age 50, has served as Chief Operating Officer since May 2007. Prior to that date, Mr. Burlin served as Chief Operating Officer — Government Solutions Group from December 2006 to May 2007, and as

Executive Vice President and Group President — Government Solutions Group from June 2005 to December 2006. From July 1979 to May 2005, Mr. Burlin was employed by International Business Machines Corporation, most recently as their General Manager and Partner — U.S. Federal and Global Government.

Tom Blodgett, age 54, has served as Executive Vice President and Group President — Business Process Solutions since May 2007. Prior to that time, Mr. Blodgett served as President and Managing Director of our Business Process Solutions Group from July 1998 to May 2007 and as Vice President of Operations in Sandy, Utah from 1992 to July 1998. Mr. Blodgett was previously with the sales and marketing team of Siemens Nixdorf Information Systems.

Ann Vezina, age 45, has served as Executive Vice President and Group President — Commercial Solutions Group since May 2007. Prior to that date, Ms. Vezina served as Chief Operating Officer — Commercial Solutions Group from December 2006 to May 2007, as Executive Vice President and Group President — Commercial Solutions Group from March 2006 to December 2006, and as Managing Director, Business Process Solutions from May 2003 to March 2006. From July 1985 until May 2003, Ms. Vezina served in various capacities with Electronic Data Systems and was a Client Sales Manager at the time she departed EDS in May 2003.

Kevin Kyser, age 40, has served as Executive Vice President, Chief Financial Officer since September 2007. Prior to that time Mr. Kyser served in the following capacities — Executive Vice President, Finance and Accounting from March 2007 to September 2007, as Senior Vice President, Chief Financial Officer — Commercial Group from April 2006 to March 2007, as Senior Vice President, Investor Relations from October 2001 to April 2006 and as Vice President, Corporate Controller from April 1997 to October 2001. In addition to six years of experience in the oilfield services industry, Mr. Kyser served for approximately three years on the audit staff of KPMG LLP.

Lora J. Villarreal, Ph.D., age 64, has served as Executive Vice President and Chief People Officer since May 2007. Prior to that date, Ms. Villarreal served as Senior Vice President and Chief People Officer from May 1998 to May 2007. Ms. Villarreal has served in several capacities in her more than 20 years of experience in human resources, including as Vice President at Transamerica Real Estate Information Companies and First Data Resources, Inc.

Tas Panos, age 52, has served as Executive Vice President, Corporate Secretary and General Counsel since January 2008. From May 2002 until January 2008, Mr. Panos served in various managing capacities within our legal department, most recently as Senior Vice President and Deputy General Counsel. From June 1985 to May 2002, Mr. Panos was in private law practice.

DIRECTOR COMPENSATION

Director’s Compensation

The following table shows compensation information for our non-employee directors for fiscal year 2007.

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred	All Other
	or Paid in	Awards	Awards	Compensation	Compensation	Compensation
Name	Cash ($)(1)	($)	($)(2)	($)	Earnings ($)	($)	Total ($)

Frank A. Rossi	217,000	—	114,058	—	—	—	331,058
Joseph P. O’Neill	113,500	—	123,010	—	—	—	236,510
J. Livingston Kosberg	201,000	—	105,009	—	—	—	306,009
Dennis McCuistion	107,000	—	105,009	—	—	—	212,009
Robert B. Holland, III	163,500	—	44,935	—	—	—	208,435

(1)	This column reports the amount of cash compensation paid in fiscal year 2007 for Board and Committee service. This column includes fees paid to our non-employee directors for attending Board and Committee meetings (in person or telephonically), service as lead independent director, service as chair of one of the Committees of the Board, annual retainer, participation in the Special Committee overseeing the internal investigation of our stock option grant practices and participation in the Special Committee evaluating the Company’s strategic alternatives. The following table shows fees paid to each director as they relate to such categories:

							Fees	Fees
							Related to	Related to
	Board		Lead				Special	Special
	Meeting	Committee	Independent		Committee	Annual	Committee-	Committee-
	Fees	Meeting	Director		Chairmanship	Retainer	Stock Option	Strategic
Director	($)	Fees ($)	Fees ($)		Fees($)	Fees ($)	Investigation ($)	Alternatives ($)		Total ($)

Frank A. Rossi	22,000	15,000	—		15,000	45,000	20,000	100,000	(b)	217,000
Joseph P. O’Neill	22,000	9,000	17,500	(a)	—	45,000	20,000	—		113,500
J. Livingston Kosberg	22,000	9,000	—		5,000	45,000	20,000	100,000	(b)	201,000
Dennis McCuistion	22,000	15,000	—		5,000	45,000	20,000	—		107,000
Robert B. Holland, III	9,000	7,000	—		—	22,500	—	125,000	(b)	163,500

(a)	Effective July 1, 2007, the lead independent director fee was increased to $25,000 for fiscal year 2008. The Company inadvertently made a payment to Mr. O’Neill in May 2007 for services based on the fiscal year 2008 lead independent director fee rate, resulting in an additional $2,500 paid to Mr. O’Neill. This $2,500 additional compensation amount was adjusted during fiscal year 2008, through a deduction from amounts payable to Mr. O’Neill in fiscal year 2008.

(b)	At the call of the non-management directors, the Board of Directors held a special meeting on April 26, 2007 with only the five non-management directors attending. During that meeting the Board (i) approved fees for the two non-management directors, who were not members of the Special Committee of $2,500 per meeting, where the purpose of such meeting is to discuss strategic alternatives and whether such meeting is in person or telephonic, and (ii) appointed a Fee Engagement Committee, which was comprised of the two non-management directors who were not members of the Special Committee. The Fee Engagement Committee was authorized by the Board to set fees to be paid to the three members of the Special Committee. The Fee Engagement Committee met immediately after the Board meeting and set fees for the three members of the Special Committee. The amounts reflected are payments made in May 2007 to the three members of the Special Committee in accordance with the action taken by the Fee Engagement Committee. No per meeting fees were paid in fiscal year 2007 to the two non-management directors who were not members of the Special Committee.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options previously granted to the directors. The fair value was estimated using the Black-Sholes option-pricing model in accordance with SFAS 123(R). On November 21, 2007, Messrs. Rossi, O’Neill, Kosberg, McCuistion and Holland resigned from the Board of Directors, and any unvested options held by them as of that date were terminated. As of March 28, 2008, these former directors had the following outstanding option awards: Mr. Rossi (22,000), Mr. O’Neill (82,000), Mr. Kosberg (22,000), Mr. McCuistion (22,000) and Mr. Holland (None).

The following directors had the following outstanding option awards at the end of fiscal year 2007 (June 30, 2007):

		Original Option	Original Number of		Original Grant Date
Director	Option Number	Grant Date	Shares Granted		Fair Value ($)

Frank A. Rossi	1757	8/11/03	20,000	(a)	309,068
	1897	7/30/04	5,000	(a)	89,443
	2861	9/13/05	7,500	(a)	96,446
Joseph P. O’Neill	852	7/3/01	60,000	(b)	855,998
	1754	8/11/03	20,000	(a)	309,068
	1896	7/30/04	5,000	(a)	89,443
	2854	9/13/05	7,500	(a)	96,446
J. Livingston Kosberg	1767	10/28/03	20,000	(c)	334,753
	1894	7/30/04	5,000	(c)	89,443
	2844	9/13/05	7,500	(a)	96,446
Dennis McCuistion	1766	10/28/03	20,000	(c)	334,753
	1895	7/30/04	5,000	(c)	89,443
	2851	9/13/05	7,500	(a)	96,446
Robert B. Holland, III	3473	1/24/07	40,000	(c)	521,498

(a)	These options when granted were subject to vesting and become exercisable as follows: on each anniversary date of the grant, commencing with the first such anniversary date and continuing on each such anniversary thereafter through and including the fifth anniversary of the date of the grant, 20% of such options shall vest and become exercisable. Any unvested options held on November 21, 2007 were terminated.

(b)	This option was fully vested and exercisable as of June 30, 2007.

(c)	These options when granted were subject to vesting and become exercisable as follows: on the third anniversary date of the grant, 60% of such options will vest and become exercisable; and on each of the fourth and fifth anniversary dates of the grant, 20% of such options will vest and become exercisable. Any unvested options held on November 21, 2007 were terminated.

Directors who are employees of ACS receive no compensation for their services as a director. Our compensation program for non-employee directors is designed to attract and retain qualified directors by offering compensation that is competitive with other companies and recognizes the time, expertise and accountability required by Board service. The Board of Directors must approve any changes to the director compensation program.

In fiscal year 2007, our non-management directors were eligible to receive the following compensation for their services:

Fiscal Year 2007

• Independent Director Annual Retainer	$45,000
• Lead Independent Director Annual Retainer	$15,000	(a)
• Audit Committee Chair Annual Retainer	$15,000
• Nominating and Corporate Governance Committee Chair Annual Retainer	$5,000
• Compensation Committee Chair Annual Retainer	$5,000
• Board Meeting (in person)	$2,000
• Board Meeting (telephonic)	$1,000
• Audit Committee Meeting (in person)	$2,000
• Audit Committee Meeting (telephonic)	$1,000
• Annual Stock Option Grant	7,500 shares
• Initial Stock Option Grant	40,000 shares	(b)

(a)	Effective July 1, 2007, the lead independent director fee was increased to $25,000 for fiscal year 2008.

(b)	Effective December 7, 2007 the initial stock option grant to newly appointed directors was increased to 50,000 shares of our Class A Common stock.

Pursuant to our Executive Benefit Plan, as amended, directors are also eligible for reimbursement up to $1,000 annually for any physical examination for the director performed by a designated physician or other licensed physician of their choice.

Stock Ownership Guidelines

For information regarding the Company’s guidelines for stock ownership by its directors and executive officers, see the section entitled “Stock Ownership Guidelines” beginning on page 10.

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

Our general compensation philosophy is that total compensation should vary based on our achievement of defined financial and non-financial goals and objectives, both individual and corporate. The Company’s compensation structure centers around a “pay for performance” philosophy. Base salaries for our managers are generally maintained at a level below the market median, but managers have the opportunity to receive bonuses if their individual performance and the performance of their business unit meet certain goals, which if full bonuses are earned, results in their total compensation exceeding the market median. This philosophy applies more generally to all of our officers and senior management personnel, with the level of variability and the proportionate amount of bonus compensation increasing as the employee’s level of responsibility increases. Each executive officer’s bonus is based on our achievement of defined financial goals and objectives, based only on consolidated corporate results. Our named executive officers for fiscal year 2007 were Darwin Deason, Chairman of the Board; Lynn Blodgett, President and Chief Executive Officer; Tom Burlin, Executive Vice President and Chief Operating Officer; Ann Vezina, Executive Vice President and Group President — Commercial Solutions Group; and John Rexford, Executive Vice President, Corporate Development. Mr. Rexford served as our Executive Vice President and Chief Financial Officer from November 2006 to September 2007. Our named executive officers for fiscal year 2007 also included our former President and Chief Executive Officer, Mark King, and our former Executive Vice President and Chief Financial Officer, Warren Edwards.

Our executive compensation program is overseen and administered by the Compensation Committee, which is comprised entirely of independent directors as determined in accordance with various New York Stock Exchange, SEC and Internal Revenue Code rules. The Compensation Committee has reviewed current compensation practices and identified the following key strategic compensation design objectives:

•	to attract and retain qualified, motivated executives;

•	to closely align the financial interests of our executives with both the short and long-term interests of our stockholders;

•	to promote fair treatment of all employees; and

•	to encourage equity ownership by our executives.

Comparative Review

Our executive compensation program is intended to provide our named executive officers with overall levels of compensation that are competitive within the business process and information technology outsourcing industry, as well as within a broader spectrum of companies of similar size and complexity. During fiscal year 2007, the employment agreement of our Chairman, Mr. Deason, provided him with the right to recommend to the Compensation Committee, or as applicable, to the Special Compensation Committee of the Board of Directors, salary, bonus, stock option and other compensation matters for our Chief Executive Officer, President, Chief Financial Officer, Executive Vice Presidents, General Counsel, Secretary and Treasurer. In December 2007, the employment agreement was amended in order to remove certain exclusive governance rights previously held by

Mr. Deason, including his rights to appoint certain officers and recommend directors for election or removal from the Board of Directors, and the agreement now provides that the Compensation Committee shall consult with Mr. Deason in determining the compensation policies of the Company and the compensation of the Company’s executive officers. In fiscal year 2007, our President and Chief Executive Officer, Lynn Blodgett had input on compensation and bonuses for the Company’s executive officers other than himself. Mr. Blodgett received compensation market data and history including salary, bonus, and stock options from human resources for each officer. Mr. Blodgett reviewed the information and submitted compensation recommendations to Mr. Deason and the Compensation Committee.

In setting executive compensation for fiscal year 2007, the Compensation Committee commissioned Mercer Human Resource Consulting to provide comparative compensation information on the chief executive officer, chief operating officer and chief financial officer of our outsourcing peers, who were determined without regard to revenue or market capitalization. The companies included in the outsourcing peer group were Electronic Data Systems Corporation, Accenture Ltd., Computer Sciences Corporation, First Data Corporation, Automatic Data Processing, Inc., Unisys Corporation, Fiserv, Inc., Hewitt Associates, Inc., Convergys Corporation, Sabre Holdings Corporation, DST Systems, Inc. and Perot Systems Corporation. The peer group comparison was also used by Mr. Deason in making recommendations to the Compensation Committee for fiscal year 2007 executive compensation that are consistent with our compensation philosophy, as discussed above. The Compensation Committee used the comparative peer group information in considering and approving the recommendation of Mr. Deason.

Based on the study commissioned by the Compensation Committee, the compensation paid to our Chief Executive Officer, Mr. Blodgett, and our Chief Operating Officer, Mr. Burlin, in fiscal year 2007 was between the median and 75th percentile for companies in our outsourcing peer group. The compensation paid to our Chief Financial Officer, who at the time of the study was Mr. Rexford, was above the top 75th percentile for companies in our outsourcing peer group. However, a portion of Mr. Rexford’s compensation was attributable to commission based payments related to mergers and acquisitions activity as further described in the section entitled Special Executive FY07 Plan beginning on page 25, in connection with Mr. Rexford’s ongoing role in our corporate development efforts. Hence, the compensation paid to Mr. Rexford was greater than what would typically be provided to a chief financial officer of the Company since commission payments are not normally provided for that position.

Elements of Compensation

There are six major elements that comprise our compensation program for our executive officers, including our named executive officers: (i) base salary; (ii) annual incentive opportunities, including bonuses; (iii) long-term incentives — our stock incentive plans; (iv) generally available benefit programs; (v) executive perquisites; and (vi) change of control agreements. ACS has selected these elements because each is considered useful and necessary to meet one or more of the principal objectives of our compensation policy. For example, base salaries and bonus target percentages are set with the goal of attracting employees and adequately compensating and rewarding employees on a day-to-day basis for the time spent and the services they perform, while our equity programs are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent. The Compensation Committee believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.

Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to certain executives of public companies with the exception of certain “performance-based” compensation. Our goal is to structure as many components of any executive officer’s compensation so that it qualifies as “performance-based” to the extent it is in the best interests of the Company and its stockholders. However, certain forms and amounts of compensation may exceed the $1 million deduction limitation from year to year. Based on the rapidly changing nature of the industry, as well as the continued competitive market for outstanding leadership talent, the Compensation Committee believes it is appropriate and competitive to provide adequate compensation, even though it may not be fully tax-deductible.

The Compensation Committee reviews the compensation program on an annual basis, including each of the above elements. Retirement benefits are reviewed from time to time to ensure that benefit levels remain competitive but are not included in the annual determination of an executive’s compensation package. In setting compensation levels for a particular executive, the Compensation Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as our stock ownership guidelines and the executive’s past and expected future contributions to our business.

• Base Salaries

Each executive officer’s base salary is reviewed at least annually and is subject to adjustment on the basis of individual, corporate and, in some instances, business unit performance. The Compensation Committee consults with the Chairman (under the terms of his employment agreement) in determining the compensation policies of the Company and the compensation of the Company’s executive officers. Our Chief Executive Officer additionally provides a recommendation regarding the compensation for executive officers other than himself. The Compensation Committee also considers competitive, inflationary and market survey considerations, as well as salaries for comparable positions. As discussed in the section entitled “Comparative Review” beginning on page 22, we utilized the report of Mercer Human Resource Consulting in determining base salaries for fiscal years 2007 and 2008. Other factors in determining any adjustment of base salary include consideration of relative levels of responsibility, amount of business experience and future potential. Mr. Deason’s employment agreement provides for annual adjustments to his base salary by a percentage equal to the average percentage adjustments to the annual salaries of our top five executive officers (excluding promotions).

At a meeting of our Compensation Committee in September 2007, the salaries for our current named executive officers for fiscal year 2008 were considered and approved. Mr. Deason’s base salary was set at $924,158, Mr. Blodgett received no increase to his base salary of $750,000, Mr. Burlin received no increase to his base salary of $500,000, Mr. Rexford received no increase to his base salary of $500,000 and Ms. Vezina received no increase to her base salary of $500,000.

• Incentive Bonus

ACS maintains a performance based incentive plan for its executive officers. During fiscal year 2007, our executive officers participated in one of two performance based incentive compensation plans: (i) the fiscal year 2007 performance based incentive compensation plan (FY07 Bonus Plan); or (ii) the Special Executive FY07 Bonus Plan. The Special Executive FY07 Bonus Plan was created to enable the Company to comply with Section 162(m) of the Code in connection with the promotion during the fiscal year of certain executive officers and a modification of their performance goals in connection with the same as further described in the section entitled “Special Executive FY07 Bonus Plan” beginning on page 25 below.

The FY07 Bonus Plan permits (and the Special Executive FY07 Bonus Plan requires) the exclusion of, and the Compensation Committee has historically excluded, items that it determined were unusual or one time events that were not indicative of the performance of the named executive officers for such year from the calculation of the financial metrics used to determine bonus achievement. Adjustments made to financial metrics in one fiscal year are carried forward to the next fiscal year to determine bonus achievement for that next fiscal year. Most metrics are based on growth from the prior year results. Since the plans allow (and in some cases require) adjustments to actual results to determine the current year bonus achievement, we subsequently make these same adjustments when setting the baseline used for the subsequent year growth metrics.

In fiscal year 2007, the operating income was adjusted to exclude certain unusual items (principally an asset impairment charge and certain legal costs). While operating income on a GAAP basis decreased between fiscal years 2006 and 2007, the operating income for fiscal year 2007, as adjusted under the FY07 Bonus Plan (and the Special Executive FY07 Bonus Plan), exceeded the operating income for fiscal year 2006, as adjusted under the FY06 Bonus Plan, which resulted in the payment of a bonus to the executive officers.

FY07 Bonus Plan

Approximately seven hundred (700) of our officers and other senior management personnel participated in our FY07 Bonus Plan, including our Chairman of the Board, Darwin Deason, and certain other executive officers who were not named executive officers.

The performance goals were established for Mr. Deason based on the following components:

Consolidated ACS	The Consolidated ACS performance goals are established to ensure that certain consolidated corporate criteria are met before bonuses are paid. The percentage of achievement against the performance goals is multiplied by the percentage of achievement of the ACS Corporate performance goals.
ACS Corporate	The bonus of each of the executive officers is determined based on the achievement of performance goals in this group.

Equal weight was given to each of the Consolidated ACS and ACS Corporate components in determining the achievement of performance goals by Mr. Deason. The performance goals for the FY07 Bonus Plan were: revenue growth; growth in earnings before interest and taxes; growth in earnings before interest, taxes, depreciation and amortization; and a cash flow metric (determined as earnings before interest, taxes, depreciation and amortization, plus non-operating (income) expense (excluding intercompany interest), plus equity compensation expense per SFAS 123(R), less such unusual items such as gain or loss on divestiture, plus/minus capital expenditures and additions to intangible assets (per the cash flow statement), plus/minus changes in accounts receivables and unearned revenue (per the cash flow statement)). ACS Corporate includes all of the above performance goals in addition to growth in consolidated earnings per share.

No bonuses were payable if the Company’s growth in consolidated earnings before interest and taxes was less than 4% and no bonuses were payable to business unit participants in the FY07 Bonus Plan if that particular business unit’s growth in earnings before interest and taxes was less than 5%. Further, at least 50% of a particular performance goal must have been achieved before it was included in the calculation of the overall achievement of the performance goals, except for cash flow, which was included if a pre-determined minimum amount was met. The FY07 Bonus Plan performance goals were approved by the Compensation Committee.

We have not disclosed target levels with respect to specific quantitative or qualitative performance-related factors considered by the Compensation Committee because disclosure of the specific performance goals would give our competitors information that could be leveraged for competitive advantage which would result in competitive harm to the Company. In fiscal year 2007, the executive officers earned approximately 80% of the maximum bonus under the FY07 Bonus Plan. In fiscal year 2006, no bonuses were paid to the executives under the fiscal year 2006 performance based incentive compensation plan, which contained similar performance goals as the FY07 Bonus Plan (however, discretionary bonuses were paid to each of the Group President of the Commercial Solutions Group (Ms. Vezina) and the Group President of the Government Solutions Group (Mr. Burlin); to one of our other current executive officers, but who was not an executive officer at the time of payment; and, in accordance with his agreement with us, one of our executive officers was paid a commission for acquisitions and divestures during the fiscal year). In fiscal year 2005, executive officers earned approximately 53% of the maximum bonus under the fiscal year 2005 performance based incentive compensation plan.

Mr. Deason, the only named executive officer who participated in the FY07 Bonus Plan, was entitled to receive a bonus percentage of up to 250% of his base salary. The maximum bonus that any executive officer received for the fiscal year 2007 under the FY07 Bonus Plan was $1,835,468, which was the bonus paid to Mr. Deason. The Compensation Committee certified the achievement of the performance goals before the bonuses were paid.

Special Executive FY07 Plan

Section 162(m) of the Code provides that in order for remuneration to be treated as qualified performance-based compensation, the material terms of the performance goals must be disclosed to and approved by the stockholders of the employer. The performance goals must be established before the first 25% of the period of service to which the performance goal relates has elapsed. Due to the resignation of certain executive officers, and as a result, the promotion of certain other executive officers, the Compensation Committee desired to change the performance goals of the promoted executive officers. In order to comply with Section 162(m) of the Code, the Special Executive FY07 Bonus Plan was created with a performance period beginning December 1, 2006 and ending June 30, 2007 (to be referred to as the “performance period”), to coincide with the period the promoted officers served in their new positions during fiscal year 2007. The following named executive officers, all of whom were promoted in fiscal year 2007, participated in the Special Executive FY07 Bonus Plan: Lynn Blodgett, our

Chief Executive Officer; John Rexford, our then Chief Financial Officer; Tom Burlin, our Chief Operating Officer; and Ann Vezina, Executive Vice President and Group President — Commercial Solutions Group (together, the “Selected Officers”).

Since the Selected Officers were all executive officers, separate financial performance goals were established based on the following components:

Consolidated ACS	The Consolidated ACS performance goals are established to ensure that certain consolidated corporate criteria are met before bonuses are paid. The percentage of achievement against the performance goals is multiplied by the percentage of achievement of the ACS Corporate performance goals.
ACS Corporate	The bonus of each of the executive officers is determined based on the achievement of performance goals in this group.

Equal weight was given to each of the Consolidated ACS and ACS Corporate components in determining the achievement of performance goals for each of Messrs. Blodgett, Burlin and Rexford and Ms. Vezina. The performance goals for the Special Executive FY07 Bonus Plan were: revenue growth; growth in earnings before interest and taxes; growth in earnings before interest, taxes, depreciation and amortization; and a cash flow metric (determined as earnings before interest, taxes, depreciation and amortization, plus non-operating (income) expense (excluding intercompany interest), plus equity compensation expense per SFAS 123(R), less such unusual items such as gain or loss on divestiture plus/minus capital expenditures and additions to intangible assets (per the cash flow statement), plus/minus changes in accounts receivables and unearned revenue (per the cash flow statement)). ACS Corporate includes all of the above performance goals in addition to growth in consolidated earnings per share. Such performance goals were recommended by our Chairman and Chief Executive Officer, subject to approval of the Compensation Committee within the first 25% of the period of service to which the performance goals relate.

No bonuses were paid if the Company’s growth in consolidated earnings before interest and taxes did not equal a target dollar threshold during the performance period. Further, at least 16% of a particular performance goal must have been achieved before it would be included in the calculation of the overall achievement of the performance goals, except for cash flow, which was included if a pre-determined minimum amount was met. The Special Executive FY07 Bonus Plan performance goals were approved by the Compensation Committee.

We have not disclosed target levels with respect to specific quantitative or qualitative performance-related factors considered by the Compensation Committee because disclosure of the specific performance goals would give our competitors information that could be leveraged for competitive advantage which would result in competitive harm to the Company. In fiscal year 2007, the Selected Officers earned approximately 80% of the maximum bonus under the Special Executive FY07 Bonus Plan. There was no similar plan in prior fiscal years.

The Selected Officers (other than Mr. Rexford) were entitled to receive varying percentages of their base salaries upon achievement of performance goals for the performance period, upon full achievement of the performance goals. Mr. Blodgett was entitled to receive up to 200% of his base salary and earned a bonus of $1,200,000 for fiscal year 2007, which was the maximum bonus that any Selected Officer received under the Special Executive FY07 Bonus Plan. Mr. Burlin was entitled to receive up to 150% of his base salary and earned a bonus of $600,000 for fiscal year 2007. Ms. Vezina was entitled to receive up to 150% of her base salary and earned a bonus of $600,000 for fiscal year 2007.

Mr. Rexford was entitled to receive the greater of (i) up to 150% of his base salary upon full achievement of the bonus performance goals; or (ii) any commissions earned for acquisitions completed during the performance period, not to exceed 150% of his base salary. In connection with (ii), Mr. Rexford’s bonus compensation was tied to commission payments for closed mergers and acquisitions based on a target percentage related to revenue acquired by the Company in such transactions. Mr. Rexford had an acquisition target revenue for fiscal year 2007, which was based on a percentage of the Company’s revenues for fiscal year 2006. The revenue acquired through each closed merger or acquisition transaction contributed, on a percentage basis, towards Mr. Rexford’s achievement of the acquisition target revenue. Mr. Rexford earned a bonus of $600,000 for fiscal year 2007 under the Special Executive FY07 Bonus Plan, as a result of his achievement of 80% of the bonus performance goals.

• Long Term Incentives — Our Stock Incentive Plans

ACS provides long-term incentive compensation through awards of stock options that generally vest over multiple years. Our equity compensation program is intended to align the interests of the participants, including our named executive officers, with those of our stockholders by creating an incentive for our named executive officers to maximize stockholder value. The equity compensation program also is designed to encourage our named executive officers to remain employed with ACS despite a very competitive labor market.

We granted stock options to our officers in 2007 under our 1997 Stock Incentive Plan and, after approval by our stockholders on June 7, 2007, our 2007 Equity Incentive Plan. All proposed stock option grants to employees, including executive officers, are considered and, if deemed acceptable to the Compensation Committee, approved at a formal meeting of the Compensation Committee. Under the Company’s stock option grant policy adopted on May 25, 2006 and revised on January 22, 2007 (hereafter, our “Stock Option Grant Policy”), among other things: (i) a formal meeting to approve option grants to employees is held on August 15th of each year; (ii) a formal meeting to approve option grants to new hires, employees receiving a grant in connection with a promotion, or persons who become ACS employees as a result of an acquisition are to be held on the day prior to or the day of our regularly scheduled quarterly board meeting; (iii) the date of the formal meeting at which a grant is approved is the option grant date; and (iv) the exercise price for each approved grant shall not be less than the fair market value of a share of the Company’s Class A Common Stock on the date of grant which shall be determined by reference to the closing price for such stock on such date on the New York Stock Exchange; provided that if a grant is made on a date when the New York Stock Exchange is closed, then the fair market value of a share of the Company’s Class A Common Stock on the date of grant shall be determined by reference to the closing price for such stock on the last day on which the New York Stock Exchange was open for trading activities.

On August 15, 2006, the Compensation Committee granted 2,091,500 options to employees under the 1997 Stock Incentive Plan. Based on executive management’s recommendation, no stock option grants were made to corporate executive management pending substantive determination regarding corporate executive management’s actions in the matters related to the stock option investigation by the SEC and the grand jury subpoena issued by the United States District Court, Southern District of New York. However, the Compensation Committee agreed to grant options to purchase 100,000 shares each to Ann Vezina, Chief Operating Officer, Commercial Solutions Group and Tom Burlin, Chief Operating Officer, Government Solutions Group, but those grants were delayed. The delay in the grants to Ms. Vezina and Mr. Burlin was necessary at the time because there were insufficient shares remaining in the 1997 Stock Incentive Plan to make the grants to Ms. Vezina and Mr. Burlin. Subsequent to August 15, 2006, a number of options granted under the 1997 Stock Incentive Plan terminated, thereby making certain options available to grant to other employees, including Ms. Vezina and Mr. Burlin as discussed below.

Because of the ongoing stock option investigation, we were unable to timely file our Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and our Annual Meeting of Stockholders was delayed, and the regularly scheduled meeting of our Board of Directors that was to have occurred in November 2006 was focused solely on stock option investigation matters and any other matters for consideration were deferred. Under our stock option granting policy, the day prior to or the day of that regularly scheduled November 2006 Board meeting, the Compensation Committee could have granted options to new hires, employees receiving a grant in connection with a promotion, or persons who become ACS employees as a result of an acquisition. On the morning of December 9, 2006 the Compensation Committee met to discuss whether options, that were available under the 1997 Stock Incentive Plan should be granted to new hires, employees receiving a grant in connection with a promotion, or persons who became ACS employees as a result of an acquisition. After consideration of the fact that options would have been granted in November 2006, if the regularly scheduled Board meeting had not deferred consideration of matters other than the stock option investigation, the Compensation Committee granted options to purchase 692,000 shares to new hires, employees receiving a grant in connection with a promotion, or persons who become ACS employees as a result of an acquisition, with such grants including options to purchase 140,000 shares to Lynn Blodgett, who had been promoted to President and Chief Executive Officer; options to purchase 75,000 shares to John Rexford who had been promoted to Executive Vice President and Chief Financial Officer; and options to purchase 100,000 shares to each of Ann Vezina and Tom Burlin which grants were in recognition of their recent promotions to Chief Operating Officers of the Commercial and Government segments, respectively, and had been approved by the Compensation Committee on August 15, 2006 but were delayed until shares were available for grant.

During the December 9, 2006 Compensation Committee meeting, it was recognized that the grants made to Mr. Blodgett and Mr. Rexford were for a number of shares that were less than the number of shares that would have been normally granted to a new Chief Executive Officer and new Chief Financial Officer because of the limited number of options remaining available under the 1997 Stock Incentive Plan. The Compensation Committee noted that it should consider a future grant to supplement the number of options made in the earlier grant so that the aggregate number of shares granted to Mr. Blodgett and Mr. Rexford would be equal to the number that would normally be granted to a “new” Chief Executive Officer and “new” Chief Financial Officer. To accomplish this purpose, at a meeting on July 2, 2007, the Compensation Committee approved option grants (the “Grants”) to Lynn Blodgett to purchase 60,000 shares of the Company’s Class A Common Stock under the 2007 Equity Incentive Plan and to John Rexford to purchase 25,000 shares of the Company’s Class A Common Stock under the 2007 Equity Incentive Plan, subject to the waiver of the Stock Option Grant Policy by the Board of Directors as the grants were made outside of normal option approval dates set forth in the Policy, which occurred on July 9, 2007 and on which date the grants became effective.

• Generally Available Benefit Programs

We also offer a number of other benefits to our named executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefit programs include accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, wellness programs, relocation/expatriate programs and services, educational assistance and certain other benefits.

Retirement Benefits

To assist our employees in accumulating funds for retirement (or for other purposes permitted by our plans) we provide our employees, including our named executive officers, the opportunity to participate in the ACS Savings Plan and the ACS Supplemental Savings Plan. For a description of these plans, please see the section entitled “Retirement Benefits” beginning on page 36. While a small number of our non-executive employees may participate in pension or defined benefit plans, we provide these plans in lieu of pension or defined benefit plans for our general employee base, including our named executive officers.

Mr. Deason’s Supplemental Executive Retirement Agreement and Employment Agreement

In recognition of his efforts on behalf of the Company and his determination to position the Company for future growth, in fiscal year 1999 we entered into a Supplemental Executive Retirement Agreement and an employment agreement with our Chairman, Darwin Deason. A description of the Supplemental Executive Retirement Agreement, including amounts payable to Mr. Deason under the agreement, is set forth in the section entitled “Mr. Deason’s Supplemental Executive Retirement Agreement” beginning on page 37. A description of Mr. Deason’s employment agreement, as amended in fiscal year 2007, including amounts payable to Mr. Deason under the agreement, is set forth in the section entitled “Mr. Deason’s Employment Agreement” beginning on page 36.

• Perquisites

The Compensation Committee reviews and approves any perquisites offered to executives. The Company offers the Executive Benefit Plan to promote the health and well-being of the executives, maximize the value of the compensation provided by the Company and minimize the time that executives spend managing personal affairs so that they may devote their full attention to Company business. While the Compensation Committee does not consider perquisites to be a significant component of executive compensation, it recognizes that such perquisites are an important factor in attracting and retaining talented executives. A description of the Executive Benefit Plan and other perquisites offered to our executive officers are set forth in the section entitled “Perquisites” beginning on page 37.

• Termination of Employment and Change of Control Benefits

In fiscal year 2007, Lynn Blodgett, Tom Burlin, John Rexford and Ann Vezina had written change of control agreements for benefits that were due to them upon a change of control. Mr. Blodgett’s change of control agreement has subsequently been replaced by his employment agreement, dated December 14, 2007, which provides for a severance benefit in the event the Company terminates his employment without cause or Mr. Blodgett terminates his employment for good reason, as defined in the agreement, including upon a change of control. In addition to his severance benefit, Mr. Blodgett’s unvested stock options or other equity based awards under any incentive plan shall become fully vested upon such termination.

Additionally, Mr. Deason’s employment agreement provides for certain payments to Mr. Deason upon a change of control.

We believe that these change of control benefits are important to our ability to recruit executive officers. We also believe this benefit allows us to retain executives during times of unforeseen events when the executive’s future is uncertain, but continued employment of the executive may be necessary for the Company.

Additional information regarding the change of control payments and severance benefits payable to our named executive officers, including estimates of the amounts payable under such agreements assuming a change of control as of June 30, 2007, is set forth in the section entitled “Post Termination Benefits” beginning on page 42.

Stock Ownership Guidelines

On April 19, 2007 the Board of Directors revised the guidelines for stock ownership by the Company’s directors and executive officers, which had been originally adopted by the Board of Directors in September 2003. The Board of Directors may evaluate whether exceptions should be made to the guidelines for any director or executive officer and may from time to time change such guidelines.

The revised policy generally provides as follows:

•	Our Chief Executive Officer is required to own, within five years after he or she becomes subject to the guidelines, shares of our Class A common stock having a value equal to a minimum of five times his or her annual base salary.

•	Our other executive officers are required to own, within five years after he or she becomes subject to the guidelines, shares of our Class A common stock having a value equal to a minimum of three times his or her annual base salary.

•	Independent directors serving on the Board of Directors are required to own, within three years after they become subject to the guidelines, shares of our Class A common stock having a value equal to a minimum of three times their annual retainer.

•	Vested options to purchase Class A common stock may be counted as shares owned in determining compliance with the guidelines.

Our named executive officers currently subject to the guidelines, hold shares and vested options in sufficient number to comply with the minimum ownership requirements of the revised policy. Our independent directors currently subject to the guidelines have not yet completed three years of service and therefore are not yet subject to the minimum requirements of the revised policy.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviewed and discussed with management of the Company the foregoing Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

TED B. MILLER, JR.* (Chairman)
PAUL E. SULLIVAN*
FRANK VARASANO*

Notwithstanding any statement in any of our filings with the SEC that might incorporate part or all of any future filings with the SEC by reference, including this Proxy Statement, the foregoing Report of the Compensation Committee is not incorporated by reference into any such filings.

 * Each of Messrs. Miller and Varasano has served as a member of the Compensation Committee since November 25, 2007. Mr. Sullivan has served as a member of the Compensation Committee since March 19, 2008. Messrs. Miller, Sullivan and Varasano were not involved in and did not participate in any decision of the Compensation Committee prior to the date that they joined the Committee.

SUMMARY COMPENSATION TABLE FOR FISCAL 2007

The following table shows compensation information for fiscal 2007 for our named executive officers, and a former Chief Executive Officer and Chief Financial Officer who resigned during fiscal year 2007 (collectively, the “named executive officers”).

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
				Stock	Option		Incentive Plan	Compensation		All Other
		Salary	Bonus	Awards	Awards		Compensation	Earnings		Compensation		Total
Name And Principal Position	Year	($)	($)	($) (1)	($) (2)		($) (3)	($)		($)		($)

Darwin Deason	2007	916,053	—	—	2,048,835	(4)	1,835,468	952,710	(5)	219,033	(6)	5,972,099
Chairman of the Board
Lynn Blodgett	2007	695,769	—	—	1,767,183		1,200,000	—		29,985	(7)	3,692,937
President and Chief Executive Officer
John Rexford	2007	429,108	—	—	796,062		600,000	—		291,419	(8)	2,116,589
Executive Vice President and Chief Financial Officer
Tom Burlin	2007	420,913	—	—	542,306		600,000	—		25,454	(9)	1,588,673
Executive Vice President and Chief Operating Officer
Ann Vezina	2007	422,401	—	—	273,499		600,000	—		33,110	(10)	1,329,010
Executive Vice President and Chief Operating Officer — Commercial Solutions
Former Officers:
Mark King	2007	698,654	—	—	1,581,016		—	—		32,193	(11)	2,311,863
Former President and Chief Executive Officer
Warren D. Edwards	2007	456,455	—	—	687,882		—	—		17,611	(12)	1,161,948
Former Executive Vice President and Chief Financial Officer

(1)	We did not grant any restricted stock awards or stock appreciation rights (“SARs”) to our named executive officers during fiscal year 2007.

(2)	The amount shown for each executive officer is the compensation cost recognized in our financial statements for fiscal year 2007 related to outstanding grants of stock options to each named executive officer to the extent we recognized compensation expense in fiscal year 2007 for such awards in accordance with the provisions of SFAS 123(R). (All of Mr. Deason’s outstanding option grants were related to prior years.) These amounts are adjusted to reflect the increase in exercise price of certain outstanding stock options on December 28, 2006. For a discussion of valuation assumptions used in the SFAS 123(R) calculations, see Note 2 of the Notes to our Consolidated Financial Statements included in our Form 10-K for the fiscal year ended June 30, 2007. The following table shows for each award, the fiscal year 2007 cost based on the original grant price and the increase in the fiscal year 2007 cost as a result of the change in measurement date:

				Increase in
			FY 2007	FY 07 Cost
			Cost based	as a Result of
			on Original	a Change in the	Total
			Grant	Measurement	Compensation
	Option	Original Option	Price	Date	Cost in 2007
Named Executive Officer	Number	Grant Date	($)	($)(a)	($)

Darwin Deason	1303	7/23/02	671,940	66,273	738,213
	1303a	7/23/02	1,007,912	302,710	1,310,622
Lynn Blodgett	647a	7/11/00	N/A	6,850	6,850
	853	9/26/01	32,104	12,603	44,707
	853a	9/26/01	21,409	41,234	62,643
	1307	7/23/02	83,992	8,284	92,276
	1307a	7/23/02	125,988	37,839	163,827
	1758	8/11/03	309,068	0	309,068
	1888	7/30/04	357,772	(35,538)	322,234
	2326	3/18/05	557,308	0	557,308
	3470	12/9/06	208,270	0	208,270
John Rexford(b)	1241	7/23/02	55,996	5,523	61,519
	1241a	7/23/02	83,992	25,226	109,218
	1755	8/11/03	154,536	0	154,536
	1893	7/30/04	89,444	(8,884)	80,560
	2329	3/18/05	278,656	0	278,656
	3472	12/9/06	111,573	0	111,573
Tom Burlin	2572	6/13/05	270,204	123,338	393,542
	3447	12/9/06	148,764	0	148,764
Ann Vezina(b)	1532	7/21/03	30,056	1,623	31,679
	2054	7/30/04	34,176	(3,505)	30,671
	2349	5/3/05	60,828	1,557	62,385
	3458	12/9/06	148,764	0	148,764
Former Officers:
Mark King	1305	7/23/02	623,074	3,329	626,403
	1753	8/11/03	250,427	0	250,427
	1887	7/30/04	109,690	(2,702)	106,988
	2325	3/18/05	597,198	0	597,198
Warren D. Edwards	1310	7/23/02	129,305	832	130,137
	1752	8/11/03	187,822	0	187,822
	1892	7/30/04	73,122	(1,801)	71,321
	2328	3/18/05	298,602	0	298,602

(a)	Represents the incremental increase in compensation cost to the Company in fiscal year 2007 for such awards in accordance with the provisions of SFAS 123(R) resulting from the change in measurement date of the option grant and our agreement to pay to the executive (other than Messrs. King and Edwards) the difference between the original option grant price and the grant price on the revised measurement date, if applicable. See discussion of Mr. King and Mr. Edwards separation agreements in Note 23 in the Notes to our Consolidated Financial Statements included in our Form 10-K for the fiscal year ended June 30, 2007.

(b)	In connection with the increase in exercise price of certain outstanding stock options held by John Rexford and Ann Vezina on August 8, 2007, we took an additional charge of $1,995 for such options held by Mr. Rexford and $7,800 for such options held by Ms. Vezina.

(3)	The amounts shown were earned under our FY07 Bonus Plan and Special Executive FY07 Bonus Plan. For a description of these plans, please see the section entitled “Compensation Discussion & Analysis — Incentive Bonus” beginning on page 24.

(4)	As discussed in the section entitled “Mr. Deason’s Supplemental Executive Retirement Agreement” beginning on page 37, option grants have been made to Mr. Deason to fund his Supplemental Executive Retirement Agreement. The Company recognized $1,159,005 of compensation costs in our financial statements for fiscal year 2007 in accordance with the provisions of SFAS 123(R) related to one option grant made to fund the Supplemental Executive Retirement Agreement of Mr. Deason. That compensation cost is excluded from the compensation cost reflected in the Option Awards column.

(5)	We estimate that our obligation with respect to Mr. Deason under his Supplemental Executive Retirement Agreement increased from $8,168,288 on June 30, 2006 to $9,120,998 on June 30, 2007.

(6)	Represents $102,110 in non-business use of corporate aircraft calculated or based on the incremental cost to the Company, $5,228 in auto expense, $9,002 in group life insurance, $4,799 in tax and estate planning services, $86,219 in accounting and administrative services and $11,675 in medical costs under the Executive Medical Plan. We maintain an overall security program for Mr. Deason due to business-related security concerns. Mr. Deason is provided with security systems and equipment as well as security advice and personal protection services. The cost of these systems and services are incurred as a result of business-related concerns and are not maintained as perquisites or otherwise for the personal benefit of Mr. Deason. As a result, we have not included such costs in the “All Other Compensation” column. We expended $423,011 in fiscal year 2007 for such security advice and personal protection services. With regard to the personal protection services, other executive officers and members of our Board of Directors receive the incidental benefit of these services when attending a meeting or other function at which Mr. Deason is also present; such incidental benefit has not been calculated or allocated for purposes of this table.

(7)	Represents $1,402 in non-business use of corporate aircraft calculated or based on the incremental cost to the Company, $1,555 in group life insurance, $6,988 in long term disability insurance and $20,040 in medical costs under the Executive Medical Plan.

(8)	Represents $860 in group life insurance, $8,844 in long term disability insurance, $6,230 in matching ACS Savings Plan contributions, $7,638 in medical costs under the Executive Medical Plan and $267,847 in commission payments related to mergers and acquisitions activity. A part of Mr. Rexford’s compensation in fiscal year 2007 was tied to commission payments for closed mergers and acquisitions based on a target percentage related to revenue acquired by the Company in such transactions.

(9)	Represents $913 in group life insurance and $24,541 in medical costs under the Executive Medical Plan.

(10)	Represents $451 in group life insurance, $323 in tax and estate planning services, $6,180 in long term disability insurance, $4,883 in matching ACS Savings Plan contributions, $12,881 in relocation payments and $8,392 in medical costs under the Executive Medical Plan.

(11)	Represents $1,477 in group life insurance, $9,072 in long term disability insurance, $2,812 in matching ACS Savings Plan contributions and $19,551 in medical costs under the Executive Medical Plan. Mr. King resigned as a director and our President and Chief Executive Officer effective as of November 26, 2006.

(12)	Represents $521 in group life insurance, $4,290 in long term disability insurance, $2,572 in matching ACS Savings Plan contributions and $10,440 in medical costs under the Executive Medical Plan. Mr. Edwards resigned as our Executive Vice President and Chief Financial Officer effective as of November 26, 2006.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal year 2007, which ended on June 30, 2007.

GRANTS OF PLAN-BASED AWARDS
FOR FISCAL 2007

									All
									Other	All Other
									Stock	Option	Exercise	Grant
									Awards:	Awards:	or Base	Date Fair
									Number	Number of	Price of	Value of
									of Shares	Securities	Option	Stock and
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards			of Stock	Underlying	Awards	Option
	Grant	Threshold	Target	Maximum		Threshold	Target	Maximum	or Units	Options	($/	Awards
Name	Date	($)	($)	($)		(#)	(#)	(#)	(#)	(#)	share)	($)(2)

Darwin Deason	9/28/06	—	—	2,294,335		—	—	—	—	—	—	—
Lynn Blodgett	12/9/06	—	—	—		—	—	—	—	140,000	$49.55	$1,849,591
	1/17/07	—	—	1,500,000		—	—	—	—	—	—	—
John Rexford	12/9/06	—	—	—		—	—	—	—	75,000	$49.55	$990,852
	1/17/07	—	—	750,000		—	—	—	—	—	—	—
Tom Burlin	12/9/06	—	—	—		—	—	—	—	100,000	$49.55	$1,321,136
	1/17/07	—	—	750,000		—	—	—	—	—	—	—
Ann Vezina	12/9/06	—	—	—		—	—	—	—	100,000	$49.55	$1,321,136
	1/17/07	—	—	750,000		—	—	—	—	—	—	—
Former Officers
Mark King	9/28/06	—	—	1,575,000	(3)	—	—	—	—	—	—	—
Warren Edwards	9/28/06	—	—	514,500	(4)	—	—	—	—	—	—	—

(1)	Amounts shown represent the maximum awards that could be earned by the named executive officers under the FY07 Bonus Plan and the Special Executive FY07 Bonus Plan, as applicable, for fiscal year 2007. Actual bonuses paid under these plans for fiscal year 2007 are shown in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)	The value of an option award is based on the fair value as of the grant date of such award determined pursuant to SFAS 123(R). The exercise price for each option grant is 100% of the fair market value of a share of the Company’s Class A Common Stock on the date of grant which was determined by reference to the closing price for such stock on such date on the New York Stock Exchange. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of the Company’s common stock at such date in the future when the option is exercised. These options were granted under our 1997 Stock Incentive Plan and vest and become exercisable as follows: on each anniversary date of the grant, commencing with the first such anniversary date and continuing on each such anniversary thereafter through and including the fifth anniversary of the date of the grant, 20% of such options shall vest and become exercisable.

(3)	Mr. King resigned as a director and our President and Chief Executive Officer effective as of November 26, 2006. Under the terms of his separation agreement with the Company, Mr. King was not eligible to receive any non-equity incentive plan based awards for fiscal year 2007.

(4)	Mr. Edwards resigned as our Executive Vice President and Chief Financial Officer effective as of November 26, 2006. Under the terms of his separation agreement with the Company, Mr. Edwards was not eligible to receive any non-equity incentive plan based awards for fiscal year 2007.

Stock Plans

2007 Equity Incentive Plan

On June 7, 2007, our stockholders approved our 2007 Equity Incentive Plan (the “2007 Equity Plan”). This plan replaced our 1997 Stock Incentive Plan. The 2007 Equity Plan is administered by the Compensation Committee, which has full and final authority to select persons to receive awards and establish the terms of such awards, unless authority is specifically reserved (i) to our Board of Directors, (ii) by our certificate of incorporation, as amended, (iii) by our Bylaws, or (iv) by other applicable law.

The 2007 Equity Plan provides that, subject to any required action by the stockholders of the Company, the number of shares of common stock covered by each outstanding award, the number of shares of common stock that have been authorized for issuance under the 2007 Equity Plan, as well as the price per share of common stock covered by each such outstanding award, and the limit on the number of shares that may be issued to an individual (as provided in 2007 Equity Plan) shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the Company, provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board of Directors, whose determination in that respect shall be final, binding and conclusive. Unless otherwise provided in the 2007 Equity Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of common stock subject to an Option.

In the event of a change of control, our 2007 Equity Plan provides that the grant agreement, including those for our named executive officers, may provide that all outstanding options shall become vested and exercisable and all other awards shall become vested effective the day immediately prior to the change of control. A change of control under the 2007 Equity Plan is the merger, consolidation or other reorganization with or into another person, entity or group of entities under common control or the sale of a majority of our outstanding capital stock or all or substantially all of our assets to any other person, entity or group of entities under common control and as a result of such merger, consolidation, reorganization or sale, more than 50% of the combined voting power of the then outstanding voting securities of the surviving person or entity immediately after such transaction are held in the aggregate by a person, entity or group of entities under common control who beneficially owned less than 50% of our combined voting power prior to such transaction. However, (i) any transaction that is effected by the Company for the purposes of internal corporate restructuring of the Company and its affiliated companies, which results in any or all of the combined voting power of the voting securities of the Company being held by an entity affiliated with the Company immediately prior to such transaction, or (ii) any transaction or series of transactions, which results in the ownership by Darwin Deason, and/or any person, entity or group of entities that he controls, of more than 50% of the combined voting power of the Company, shall not constitute or result in a change of control.

1997 Stock Incentive Plan

Our stockholders approved the Company’s 1997 Stock Incentive Plan (the “1997 Plan”) on December 16, 1997. The 1997 Plan permits the grant of nonstatutory stock options, stock purchase rights, stock appreciation rights, deferred stock, dividend equivalents and awards of restricted stock to employees, consultants and outside directors. The 1997 Plan also permits the grant of incentive stock options within the meaning of Section 422 of the Code to our employees.

The 1997 Plan has been previously replaced by our 2007 Equity Plan and has expired.

In the event of a change of control, our 1997 Plan provides that the grant agreement may provide that all outstanding options shall become vested and exercisable and all other awards shall become vested effective the day immediately prior to the change of control. A change of control under the 1997 Plan is the merger, consolidation or other reorganization with or into another person, entity or group of entities under common control or the sale of a majority of our outstanding capital stock or all or substantially all of our assets to any other person, entity or group of entities under common control and as a result of such merger, consolidation, reorganization or sale, more than 51% of the combined voting power of the then outstanding voting securities of the surviving person or entity immediately after such transaction are held in the aggregate by a person, entity or group of entities under common control who beneficially owned less than 51% of our combined voting power prior to such transaction.

Employee Stock Purchase Plan

Under our 1995 Employee Stock Purchase Plan (“ESPP”), a maximum of 4 million shares of Class A common stock can be issued to substantially all full-time employees who elect to participate. In October 2002, the Board of Directors approved an amendment to the ESPP to increase the number of shares that can be issued under the plan from 2 million to 4 million. Through payroll deductions, eligible participants may purchase our stock at a 5% discount to market value. Prior to December 31, 2005, eligible participants were able to purchase our stock at a 15% discount to market value. The stock is either purchased by the ESPP in the open market or issued from our treasury account, or a combination of both. Our named executive officers are eligible to participate in the ESPP.

Mr. Deason’s Employment Agreement

We entered an employment agreement with Mr. Deason effective as of February 16, 1999. The employment agreement, which was previously reviewed and approved by the Board of Directors and replaced an earlier change of control, has a term that currently ends on May 18, 2012, provided that such term shall automatically be extended for an additional year on May 18 of each year, unless 30 days prior to May 18 of any year Mr. Deason gives notice to us that he does not wish to extend the term or our Board of Directors (upon a unanimous vote of the directors, except for Mr. Deason) gives notice to Mr. Deason that it does not wish to extend the term. The employment agreement provides for a base salary of $525,000 with annual adjustments to Mr. Deason’s base salary by a percentage equal to the average percentage adjustments to the annual salaries of our top five executive officers (excluding promotions). The employment agreement also provides for an annual bonus based on the achievement of financial goals set for Mr. Deason by the Compensation Committee. This bonus can be up to 250% of Mr. Deason’s base salary for that year (or in the discretion of the Compensation Committee, a greater percentage), which is consistent with the bonus percentage Mr. Deason has been eligible to receive since 1996. On December 7, 2007, the employment agreement was amended by the Company and Mr. Deason, in order to remove certain exclusive governance rights previously held by Mr. Deason, including his rights to appoint certain officers and recommend directors for election or removal from the Board of Directors. A discussion of Mr. Deason’s severance benefits under the employment agreement is set forth in the section entitled “Post Termination Benefits” beginning on page 42.

Mr. Blodgett’s Employment Agreement

We entered into an employment agreement with Mr. Blodgett effective as of December 14, 2007. The employment agreement, which was previously reviewed and approved by the Board and replaced an earlier severance agreement, has a term that currently ends on December 14, 2008, provided that such term shall automatically be extended for an additional one year period, unless 30 days prior to December 14 of any year either Mr. Blodgett or the Board gives notice to the other party that they do not wish to extend the term. The employment agreement provides that Mr. Blodgett’s base salary shall be determined by the Board or the Compensation Committee. Further, under the employment agreement, Mr. Blodgett is eligible to receive any discretionary bonus as may be determined by the Board or Compensation Committee. Mr. Blodgett is also eligible to participate in the Company’s 1997 Stock Plan or any omnibus stock incentive or award plans adopted by the Company. A discussion of Mr. Blodgett’s severance benefits under the employment agreement and former severance agreement is set forth in the section entitled “Post Termination Benefits” beginning on page 42.

Retirement Benefits

ACS Savings Plan.  The ACS Savings Plan is a defined contribution plan with a 401(k) feature. We currently match 25% of the first 6% of eligible compensation that an employee contributes to the ACS Savings Plan per year. The contributions to the plan are made by us for each of our executive officers on the same terms as applicable to all other employees. Contributions to the plan cannot be made after an employee earns $225,000 in earnings during the year. Contributions to the plan are capped at $15,500 per year. A participant becomes 50% vested in the ACS match portion of his or her contribution to the ACS Savings Plan after the participant completes two years of service, and becomes 100% vested in the ACS match portion of his or her contribution to the ACS Savings Plan after the participant completes three years of service or, if earlier, the participant becomes disabled or dies, or in the case of a termination of the ACS Savings Plan. If a participant’s service terminates before he or she is vested, the participant will forfeit the unvested portion of the ACS match and any earnings thereon. According to the ACS Savings Plan, employees who are defined as Highly Compensated Employees’ (“HCE”) in accordance with the Internal Revenue Service guidelines will be “capped” annually at a specified deferral rate (cap for calendar year 2007 is 5% of eligible earnings). This “cap” will be determined annually based on the results of the ACS Savings Plan’s discrimination testing.

ACS Supplemental Savings Plan.  Under our ACS Supplemental Savings Plan, HCE’s of ACS, including our named executive officers, are permitted to defer receipt of up to 85% of their base salary, bonus and/or commissions. We match 25% of the first 1% of eligible compensation that an employee contributes to the ACS Supplemental Savings Plan per year if they have reached the 5% cap under the ACS Savings Plan (described above).

Mr. Deason’s Supplemental Executive Retirement Agreement.  We entered into a Supplemental Executive Retirement Agreement with Mr. Deason in December 1998, which was amended in August 2003 to conform the normal retirement date specified therein to our fiscal year end next succeeding the termination of the employment agreement between Mr. Deason and us. The normal retirement date under the Supplemental Executive Retirement Agreement was subsequently amended in June 2005 to conform to the termination date of the employment agreement with the exception of the determination of any amount deferred in taxable years prior to January 1, 2005 for purposes of applying the provisions of the American Jobs Creation Act of 2004 and the regulations and interpretive guidance published pursuant thereto (the “AJCA”). Pursuant to the Supplemental Executive Retirement Agreement, which was reviewed and approved by the Board of Directors, Mr. Deason will receive a benefit upon the occurrence of events described below equal to an actuarially calculated amount based on a percentage of his average monthly compensation determined by his monthly compensation during the highest 36 consecutive calendar months from among the 120 consecutive calendar months ending on the earlier of his termination of employment or his normal retirement date. The amount of this benefit payable by us will be offset by the value of particular options granted to Mr. Deason (including 150,000 shares covered by options granted in October 1998 with an exercise price of $11.53125 per share and 300,000 shares granted in August 2003 with an exercise price of $44.10 per share). The Company is considering alternatives with respect to the option grant that will expire in October 2008. To the extent that we determine that our estimated actuarial liability under the Supplemental Executive Retirement Agreement exceeds the “in the money” value of such options, such deficiency would be reflected in our results of operations as of the date of such determination. In the event that the value of the options granted to Mr. Deason exceeds the benefit, such excess benefit will accrue to Mr. Deason and we will have no further obligation under the Supplemental Executive Retirement Agreement. The percentage applied to the average monthly compensation is 56% for benefit determinations made on or any time after May 18, 2005. The events triggering the benefit are retirement, total and permanent disability, death, resignation, and change of control or termination for any reason other than cause. The benefit will be paid in a lump sum or, at the election of Mr. Deason, in monthly installments over a period not to exceed 10 years. We estimate that our obligation with respect to Mr. Deason under the Supplemental Executive Retirement Agreement was approximately $9.1 million at June 30, 2007. The value (the excess of the market price over the option exercise price) of the options at June 30, 2007 was $10.6 million. If the payment is caused by a change of control and at such time Mr. Deason would be subject to an excise tax under the Code with respect to the benefit, the amount of the benefit will be grossed-up to offset this tax.

Perquisites

We offer the Executive Benefit Plan to promote the health and well-being of our executives, including our named executive officers. The Executive Benefit Plan consists of the following components:

•	Executive Medical Plan. Under the Executive Medical Plan, normal and customary medical, dental and vision care costs, for executives and their immediate family members are paid by us. We do not pay non-medically necessary costs, such as cosmetic surgery. If costs paid by the Company exceed $25,000 or relate to services or supplies considered experimental, investigational or under clinical investigation, then the medical expenses that exceed the $25,000, along with any expenses for experimental, investigational or under clinical investigation services or supplies, are imputed as income to the executive.

•	Executive Long Term Disability Plan. Certain of our executive officers are eligible to participate in our Executive Long Term Disability Plan which provides additional long-term disability coverage through age 65 for certain of our executive officers in addition to the standard policy provided to each of our employees.

•	Prescription Benefit. Paid prescription coverage up to 100% for our executive officers and their immediate family members.

•	Annual Physical Examination. Reimbursement of up to $1,000 annually for any physical examination for the executive officer, and up to $500 annually for any physical examination for the executive officer’s spouse, performed by a designated physician or other licensed physician of their choice.

•	Estate planning services. Our executive officers receive a benefit of up to $25,000 for initial estate planning services and up to $10,000 per annum for subsequent services.

•	Income Tax Preparation. Each of our executive officers may be reimbursed, up to $1,000 per annum, for income tax preparation services for preparation of their income tax returns.

Additionally, we pay the annual dues for club memberships for a limited number of executive officers. The memberships are intended to be used primarily for business purposes, although the applicable executive officers may use the club for personal purposes. Executive officers are required to pay all costs related to their personal use of the club.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by our named executive officers at the end of fiscal year 2007, which ended on June 30, 2007. This table reflects the increase in exercise price subsequent to June 30, 2007, for certain options that were granted to certain of our named executive officers prior to their appointment as executive officers of the Company.

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END

	Option Awards							Stock Awards
											Equity
										Equity	Incentive
				Equity						Incentive	Plan
				Incentive					Market	Plan	Awards:
				Plan					Value of	Awards:	Market or
				Awards:					Shares or	Number of	Payout Value
	Number of	Number of		Number of				Number of	Units of	Unearned	of Unearned
	Securities	Securities		Securities				Shares or	Stock	Shares, Units	Shares, Units
	Underlying	Underlying		Underlying				Units of	That	or Other	or Other
	Unexercised	Unexercised		Unexercised	Option		Option	Stock That	Have Not	Rights That	Rights that
	Options (#)	Options (#)		Unearned	Exercise		Expiration	Have Not	Vested	Have Not	Have Not
Name	Exercisable	Unexercisable		Options (#)	Price ($)		Date	Vested (#)	($)	Vested (#)	Vested ($)

Darwin Deason	240,000	—		—	35.75		7/23/12	—	—	—	—
	240,000	120,000	(1)	—	37.57	(19)	7/23/12	—	—	—	—
Lynn Blodgett	80,000	—		—	16.4375		7/11/10	—	—	—	—
	20,000	—		—	23.47	(19)	7/11/10	—	—	—	—
	43,200	—		—	38.66		9/26/11	—	—	—	—
	28,800	—		—	44.87	(19)	9/26/11	—	—	—	—
	30,000	—		—	35.75		7/23/12	—	—	—	—
	30,000	15,000	(2)	—	37.57		7/23/12	—	—	—	—
	60,000	40,000	(3)	—	44.10		8/11/13	—	—	—	—
	40,000	60,000	(4)	—	51.90		7/30/14	—	—	—	—
	80,000	120,000	(5)	—	50.25		3/18/15	—	—	—	—
	—	140,000	(6)	—	49.55		12/9/16	—	—	—	—
John Rexford	24,000	—		—	16.4375		7/11/10	—	—	—	—
	6,000	—		—	23.47	(19)	7/11/10	—	—	—	—
	20,000	—		—	35.75		7/23/12	—	—	—	—
	20,000	10,000	(7)	—	37.57	(19)	7/23/12	—	—	—	—
	30,000	20,000	(8)	—	44.10		8/11/13	—	—	—	—
	10,000	15,000	(9)	—	51.90		7/30/14	—	—	—	—
	40,000	60,000	(10)	—	50.25		3/18/15	—	—	—	—
	—	75,000	(11)	—	49.55		12/9/16	—	—	—	—

	Option Awards							Stock Awards
											Equity
										Equity	Incentive
					Equity					Incentive	Plan
					Incentive				Market	Plan	Awards:
					Plan				Value of	Awards:	Market or
					Awards:				Shares or	Number of	Payout Value
	Number of		Number of		Number of			Number of	Units of	Unearned	of Unearned
	Securities		Securities		Securities			Shares or	Stock	Shares, Units	Shares, Units
	Underlying		Underlying		Underlying			Units of	That	or Other	or Other
	Unexercised		Unexercised		Unexercised	Option	Option	Stock That	Have Not	Rights That	Rights that
	Options (#)		Options (#)		Unearned	Exercise	Expiration	Have Not	Vested	Have Not	Have Not
Name	Exercisable		Unexercisable		Options (#)	Price ($)	Date	Vested (#)	($)	Vested (#)	Vested ($)

Tom Burlin	40,000		60,000	(12)	—	51.83	6/13/15	—	—	—	—
	—		100,000	(13)	—	49.55	12/9/16	—	—	—	—
Ann Vezina	6,000		4,000	(14)	—	44.10	7/21/13	—	—	—	—
	—		10,000	(15)	—	51.90	7/30/14	—	—	—	—
	10,000		15,000	(16)	—	48.14	5/3/15	—	—	—	—
	—		100,000	(17)	—	49.55	12/9/16	—	—	—	—
Former Officers
Mark King	68,000	(18)	—		—	25.8502	9/28/07	—	—	—	—
	100,000	(18)	—		—	25.8502	9/28/07	—	—	—	—
	100,000	(18)	—		—	25.8502	9/28/07	—	—	—	—
	200,000	(18)	—		—	34.67	9/28/07	—	—	—	—
	160,000	(18)	40,000	(18)	—	37.57	9/28/07	—	—	—	—
	60,000		20,000		—	44.10	6/30/08	—	—	—	—
	30,000		15,000		—	51.90	6/30/08	—	—	—	—
	120,000		—		—	50.25	6/30/08	—	—	—	—
Warren Edwards	30,000	(18)	—		—	23.47	9/28/07	—	—	—	—
	100,000	(18)	—		—	34.67	9/28/07	—	—	—	—
	40,000	(18)	10,000	(18)	—	37.57	9/28/07	—	—	—	—
	45,000		15,000		—	44.10	6/30/08	—	—	—	—
	20,000		10,000		—	51.90	6/30/08	—	—	—	—
	60,000		—		—	50.25	6/30/08	—	—	—	—

(1)	This option was granted on July 23, 2002. This option became fully exercisable on July 23, 2007.

(2)	This option was granted on July 23, 2002. This option became fully exercisable on July 23, 2007.

(3)	This option was granted on August 11, 2003. 20,000 shares became exercisable on August 11, 2007. Assuming continued employment with the Company, the remaining 20,000 shares will become exercisable on August 11, 2008.

(4)	This option was granted on July 30, 2004. 20,000 shares became exercisable on July 30, 2007. Assuming continued employment with the Company, 20,000 shares will become exercisable on July 30 of each of 2008 and 2009.

(5)	This option was granted on March 18, 2005. 40,000 shares became exercisable on March 18, 2008. Assuming continued employment with the Company, 40,000 shares will become exercisable on March 18 of each of 2009 and 2010.

(6)	This option was granted on December 9, 2006. 28,000 shares became exercisable on December 9, 2007. Assuming continued employment with the Company, 28,000 shares will become exercisable on December 9 of each of 2008, 2009, 2010 and 2011.

(7)	This option was granted on July 23, 2002. This option became fully exercisable on July 23, 2007.

(8)	This option was granted on August 11, 2003. 10,000 shares became exercisable on August 11, 2007. Assuming continued employment with the Company, the remaining 10,000 shares will become exercisable on August 11, 2008.

(9)	This option was granted on July 30, 2004. 5,000 shares became exercisable on July 30, 2007. Assuming continued employment with the Company, 5,000 shares will become exercisable on July 30 of each of 2008 and 2009.

(10)	This option was granted on March 18, 2005. 20,000 shares became exercisable on March 18, 2008. Assuming continued employment with the Company, 20,000 shares will become exercisable on March 18 of each of 2009 and 2010.

(11)	This option was granted on December 9, 2006. 15,000 shares became exercisable on December 9, 2007. Assuming continued employment with the Company, 15,000 shares will become exercisable on December 9 of each of 2008, 2009, 2010 and 2011.

(12)	This option was granted on June 13, 2005. Assuming continued employment with the Company, 20,000 shares will become exercisable on June 13 of each of 2008, 2009 and 2010.

(13)	This option was granted on December 9, 2006. 20,000 shares became exercisable on December 9, 2007. Assuming continued employment with the Company, 20,000 shares will become exercisable on December 9 of each of 2008, 2009, 2010 and 2011.

(14)	This option was granted on July 21, 2003. 2,000 shares became exercisable on July 21, 2007. Assuming continued employment with the Company, the remaining 2,000 shares will become exercisable on July 21, 2008.

(15)	This option was granted on July 30, 2004. 6,000 shares became exercisable on July 30, 2007. Assuming continued employment with the Company, 2,000 shares will become exercisable on July 30 of each of 2008 and 2009.

(16)	This option was granted on May 3, 2005. Assuming continued employment with the Company, 5,000 shares will become exercisable on May 3 of each of 2008, 2009 and 2010.

(17)	This option was granted on December 9, 2006. 20,000 shares became exercisable on December 9, 2007. Assuming continued employment with the Company, 20,000 shares will become exercisable on December 9 of each of 2008, 2009, 2010 and 2011.

(18)	These shares were exercised subsequent to June 30, 2007.

(19)	This is the adjusted exercise price reflecting the increase in exercise price of shares of such options that vest after December 31, 2004, to the revised measurement date.

Equity Awards to fund Deason’s Supplemental Executive Retirement Agreement

As discussed in the section entitled “Mr. Deason’s Supplemental Executive Retirement Agreement” beginning on page 37, option grants have been made to Mr. Deason to fund his Supplemental Executive Retirement Agreement, with the vesting and exercise dates matching the funding dates under the Supplemental Executive Retirement Agreement. For additional information regarding the expiration of Mr. Deason’s option grant that will expire in October 2008, please see the section entitled “Mr. Deason’s Supplemental Executive Retirement Agreement” beginning on page 37. The following table shows all outstanding equity awards made for that purpose:

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END

	Option Awards						Stock Awards
Equity
									Equity	Incentive Plan
			Equity						Incentive Plan	Awards:
			Incentive					Market	Awards:	Market or
			Plan					Value of	Number of	Payout Value
			Awards:				Number of	Shares or	Unearned	of Unearned
	Number of	Number of	Number of				Shares or	Units of	Shares, Units	Shares, Units
	Securities	Securities	Securities				Units of	Stock	or Other	or Other
	Underlying	Underlying	Underlying				Stock That	That	Rights That	Rights that
	Unexercised	Unexercised	Unexercised	Option	Option		Have Not	Have Not	Have Not	Have Not
	Options (#)	Options (#)	Unearned	Exercise	Expiration		Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date		(#)	($)	(#)	($)

Darwin Deason	150,000	—	—	11.53125	10/8/08	(1)(2)	—	—	—	—
	—	300,000	—	44.10	8/11/13	(3)	—	—	—	—

(1)	For additional information regarding the expiration of this option, please see the section entitled “Mr. Deason’s Supplemental Executive Retirement Agreement” beginning on page 37.

(2)	This option was fully vested and exercisable as of June 30, 2007.

(3)	This option shall fully vest in connection with the termination of Mr. Deason’s employment with the Company under the following circumstances: early or normal retirement, change of control of the Company, disability, death, or other reasons for a resignation by Mr. Deason.

Option Exercises and Stock Vested

No stock options were exercised by any of the named executive officers during fiscal year 2007. The Company has not issued any restricted stock awards to its named executive officers during fiscal year 2007.

Pension Benefits

The table below shows benefits payable to Mr. Deason under his Supplemental Executive Retirement Agreement as of June 30, 2007. ACS’s other executive officers received no benefits in fiscal year 2007 from the Company under any defined benefit pension plans.

		Number		Present
		of Years		Value of	Payments
		Credited		Accumulated	During
		Service		Benefit	Last Fiscal Year
Name	Plan Name	(#)		($)	($)

Darwin Deason	Supplemental Executive Retirement Agreement	7	(1)	9,120,988	0

(1)	Service credits were achieved beginning on the effective date of the Supplemental Executive Retirement Agreement on December 1, 1998 through May 2005 at which point Mr. Deason’s supplemental retirement benefit was capped at 56% of his final average compensation pursuant to the terms of the Supplemental Executive Retirement Agreement. Additional service since May 2005 will not increase Mr. Deason’s benefit other than with respect to the calculation of his final average compensation under the Supplemental Executive Retirement Agreement.

Nonqualified Deferred Compensation

Certain of our named executive officers participate in a non-qualified deferred compensation plan, the ACS Supplemental Savings Plan. Under our ACS Supplemental Savings Plan, HCEs of ACS, including our named executive officers, are permitted to defer receipt of up to 85% of their base salary, bonus and/or commissions. We match 25% of the first 1% of eligible compensation per year that an employee contributes if they have reached the 5% cap under the ACS Savings Plan.

The following table shows certain information for the named executive officers under the ACS Supplemental Savings Plan.

NONQUALIFIED DEFERRED COMPENSATION
FOR FISCAL 2007

					Aggregate
		Registrant			Withdrawals/	Aggregate
	Executive	Contributions		Aggregate	Distributions	Balance at
	Contributions in	in Fiscal Year		Earnings in	in Fiscal Year	June 30,
	Fiscal Year 2007	2007		Fiscal Year 2007	2007	2007
Name	($)	($)		($)	($)	($)

Darwin Deason	—	—		—	—	—
Lynn Blodgett	—	—		—	—	—
John Rexford	25,002	1,128	(1)	10,604	—	77,494
Tom Burlin	—	—		—	—	—
Ann Vezina	4,250	1,026	(2)	4,537	—	29,680
Former Officers
Mark King	—	—		6,314	—	92,836
Warren Edwards	—	—		—	—	—

(1)	Amount of Mr. Rexford’s contribution consists of deferred salary earned in fiscal year 2007. This amount is included in the Salary column of the Summary Compensation Table.

(2)	Amount of Ms. Vezina’s contribution consists of deferred salary earned in fiscal year 2007. This amount is included in the Salary column of the Summary Compensation Table.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes certain information related to our stock option and employee stock purchase plans for the fiscal year ended June 30, 2007.

	Number of			Number of Securities
	Securities to be			Remaining Available for
	Issued upon			Future Issuance Under
	Exercise of		Weighted Average	Equity Compensation
	Outstanding Options,		Exercise Price of	Plans (Excluding
	Warrants		Outstanding	Securities Reflected in
	and Rights		Options,	Initial Column)
	as of June 30,		Warrants and Rights	as of June 30,
Plan Category	2007		(3)	2007

Equity compensation plans approved by security shareholders
Stock options	12,622,560	(1)	$44.88	16,164,736	(2)
Employee stock purchase plan	N/A		N/A	805,938
Equity compensation plans not approved by security shareholders	—		—	—

Total	12,622,560		$44.88	16,970,674

(1)	These plans consist of the 1997 Stock Incentive Plan and the 2007 Equity Incentive Plan. Upon exercise the holder is entitled to receive Class A common stock.

(2)	In June 2007, our stockholders approved the 2007 Equity Incentive Plan which is intended to replace the 1997 Stock Incentive Plan. The shares remaining available as of June 30, 2007 include 14.6 million shares under the 2007 Equity Incentive Plan and 1.5 million under the 1997 Stock Incentive Plan, which was discontinued upon approval of the 2007 Equity Incentive Plan, and which shares expired on December 31, 2007.

(3)	Weighted average exercise price of outstanding options, warrants, and rights of $44.88 per share is prior to the repricing of certain options that occurred in the first quarter of fiscal year 2008, as discussed in Notes 21 and 29 to our Consolidated Financial Statements in our Form 10-K for the fiscal year ended June 30, 2007.

Post Termination Benefits

Change of Control Agreements

In fiscal year 2007, Lynn Blodgett, Tom Burlin, John Rexford and Ann Vezina had written change of control agreements for benefits that were due to them upon a change of control. Mr. Blodgett’s change of control agreement has subsequently been replaced by his employment agreement, dated December 14, 2007. As a result, Mr. Blodgett’s benefits under his change of control agreement ceased to apply upon the adoption of his employment agreement. However, we have included a description of the change of control agreement since it was in place during fiscal year 2007.

As defined in each of the change of control agreements, a change of control occurs if: (i) we undergo a consolidation or merger in which we are not the surviving company or in which our common stock is converted into cash, securities or other property such that holders of our common stock do not have the same proportionate ownership of the surviving company’s common stock as they held of our common stock prior to the merger or consolidation; (ii) we sell, lease or transfer all or substantially all of our assets to a company in which we own less than 80% of the outstanding voting securities; (iii) we adopt or implement a plan or proposal for our liquidation (iv) a person or entity (other than one or more trusts established by us for the benefit of our employees or a person or entity that holds 15% or more of our outstanding common stock on the date the particular change of control agreement was entered into) becomes the beneficial owner of 15% or more of our outstanding common stock, or (v) during any period of 24 consecutive months there is a turnover of a majority of the Board of Directors. Excluded from the determination of the turnover of directors are: (i) those directors who are replaced by new directors who are approved by a vote of at least a majority of the directors (continuing director) who have been a member of the Board of Directors before the date specified in each respective change of control agreement, (ii) a member of the Board of Directors who succeeds an otherwise continuing director and who was elected, or nominated for election by our stockholders, by a majority of the continuing directors then still in office, and (iii) any director elected, or nominated for election by our stockholders to fill any vacancy or newly created directorship by a majority of the continuing directors still in office. Each named executive officer listed above is entitled to receive the severance benefit described below upon consummation of any change of control event.

The change of control agreements provide for cash benefits payable to the executive as well as certain non-cash benefits that the Company will be responsible for providing.

Each of Mr. Blodgett’s, Mr. Burlin’s, and Ms. Vezina’s change of control benefits include a lump sum payment, equal to (a) three times the sum of (i) the executive’s per annum base salary, plus (ii) the executive’s bonus for the preceding fiscal year (or if employed for less than one year, the bonus the executive officer would have received if employed for all of the preceding fiscal year), plus (b) the executive’s target bonus for the then-current fiscal year, pro rated to reflect the number of days the executive was employed by us in that fiscal year.

Mr. Rexford’s change of control benefits during the fiscal year ended June 30, 2007, include a lump sum payment, equal to (a) three times the sum of (i) the executive’s per annum base salary, plus (ii) the executive’s average commission payment, plus (b) $750,000, pro rated to reflect the number of days the executive was employed by us from December 1, 2006 to June 30, 2007.

Mr. Rexford’s change of control benefits during the fiscal year ending June 30, 2008, include a lump sum payment, equal to (a) three times the sum of (i) the executive’s per annum base salary, plus (ii) the sum of (y) the amount paid to the executive under his commission arrangement with the Company from December 1, 2006 through June 30, 2007, plus (z) the bonus the executive earned under the Company’s Special Executive FY07 Bonus Plan; provided that such amount shall not exceed $750,000, plus (b) the executive’s target bonus for the then-current fiscal year, pro rated to reflect the number of days the executive was employed by us in that fiscal year.

Mr. Rexford’s change of control benefits after the fiscal year ending June 30, 2008, include a lump sum payment, equal to (a) three times the sum of (i) the executive’s per annum base salary, plus (ii) the executive’s bonus for the preceding fiscal year, plus (b) the executive’s target bonus for the then-current fiscal year, pro rated to reflect the number of days the executive was employed by us in that fiscal year.

Under the change of control agreements, we will also pay accrued but unpaid compensation and deferred compensation. In addition, the change of control agreements provide that we will (A) for up to three years following the executive’s termination of employment, continue to (i) provide insurance (medical, dental, life insurance, disability and accidental death and dismemberment) benefits to the executive until the executive secures employment that provides replacement insurance and (ii) provide insurance benefits to the executive to the extent any new insurance the executive receives from a subsequent employer does not cover a pre-existing condition, (B) provide outplacement counseling assistance for one year. Also, when determining any executive’s eligibility for post-retirement benefits under any welfare benefit plan, the executive will be credited with three years of participation and age credit, and (C) maintain director’s and officer’s liability insurance on behalf of the executive, at the level in effect immediately prior to the change of control, for the five (5) year period following the change of control.

Each of these executives is also entitled to receive additional payments to compensate for the effect of excise taxes imposed under Section 4999 of the Code and any interest or penalties associated with these excise taxes upon payments made by us for the benefit of the executive. Any excise tax gross up that may be owed by the Company to reimburse the executives for their actual excise tax liability would be determined based on the total change of control compensation, including, if applicable, the accelerated vesting of equity options held by the executives, and the amount of such options held at the change of control date, the exercise prices and vesting dates of each grant outstanding. Other significant variable factors which would effect the calculation of excise tax gross up would be the actual change of control date, stock price paid upon the change of control, the determination of the future federal, state and local income tax rates applicable for the affected executives, and the actual terms and structure of the change of control transaction, such as valuation methodology for stock options, whether equity stock and or options held by the executives may be cashed out, substituted for equity of the acquirer, substituted for options of the acquirer, or some combination of these. Due to the wide variety of assumptions that may be made for each of these factors and the uncertainty of whether executives would actually incur an excise tax, the estimate of any excise tax gross up that may be due for accelerated vesting of equity options has not been included in the table below. If an excise tax was incurred by an executive, the excise tax gross up cash payment payable by the Company to the executive is determined by the following formula:

(Tentative excise tax before gross up)

divided by

(one less the sum of all tax rates applicable to the executive, such as excise tax rate(s), federal income tax rate, medicare tax rate, social security tax rate (only if such executive has not already exceeded the maximum wage base for the calendar year of the change of control), state income tax rate, and any local income tax rates (e.g., city, county or other taxing jurisdiction))

Each of the change of control agreements may be terminated by us with one year advance written notice to the respective named executive officer; however, if a change of control is consummated prior to termination by us, these agreements will remain in effect for the time necessary to give effect to the terms of the agreements.

Mr. Blodgett’s Employment Agreement

As more fully described below, if we terminate Mr. Blodgett’s employment without cause or if Mr. Blodgett terminates his employment agreement for good reason (as defined below), the Company will be required to pay Mr. Blodgett a severance payment.

Under his employment agreement, if we terminate Mr. Blodgett’s employment without cause (as defined below), the Company will be required to pay Mr. Blodgett all of his accrued and unpaid base salary. In addition, the Company will pay Mr. Blodgett a lump sum severance payment equal to three times the sum of (i) his annual base salary, plus (ii) an amount equal to his discretionary bonus for the immediately preceding fiscal year. Further, any unvested stock options or other equity-based awards granted to executive under the 1997 Stock Plan or any omnibus stock incentive or award plans adopted by the Company that are outstanding as of the date of such termination shall become fully vested and non-forfeitable.

As used in Mr. Blodgett’s employment agreement, cause shall mean: (A) the willful and continued failure of executive to perform substantially executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to executive by the Board which specifically identifies the manner in which the Board believes that executive has not substantially performed executive’s duties, or (B) the willful engaging by executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

In the event Mr. Blodgett terminates his employment agreement for good reason (as defined below), he will be entitled to his accrued compensation and the same lump sum severance payment described above. The following events shall constitute good reason under Mr. Blodgett’s employment agreement: (i) a change of control that results in the substantial diminution of the executive’s duties and responsibilities or a material reduction of compensation or benefits; (ii) executive’s removal from his position as Chief Executive Officer other than as a termination without cause, termination for cause, termination by executive without good reason, termination for disability, or termination for death; or (iii) the Company’s failure to make a payment to executive required under the employment agreement, if the breach is not cured within 20 days of the executive sending written notice to the Company.

A change of control will occur if: (i) we undergo a consolidation or merger in which we are not the surviving company or in which our common stock is converted into cash, securities or other property such that holders of our common stock do not have the same proportionate ownership of the surviving company’s common stock as they held of our common stock prior to the merger or consolidation; (ii) we sell, lease or transfer all or substantially all of our assets to a company in which we own less than 80% of the outstanding voting securities; (iii) we adopt or implement a plan or proposal for our liquidation; (iv) a person or entity (other than one or more trusts established by us for the benefit of our employees) becomes the beneficial owner of 20% or more of our outstanding common stock; or (v) during any period of 24 consecutive months there is a turnover of a majority of the Board. Excluded from the determination of the turnover of directors are: (i) those directors who are replaced by new directors who are approved by a vote of at least a majority of the directors (continuing director) who have been a member of our Board of Directors since January 1, 2004, (ii) a member of the Board who succeeds an otherwise continuing director and who was elected, or nominated for election by our stockholders, by a majority of the continuing directors then still in office, and (iii) any director elected, or nominated for election by our stockholders to fill any vacancy or newly created directorship by a majority of the continuing directors still in office.

If Mr. Blodgett is terminated without cause, terminates his employment for good reason or is terminated because of a disability, the Company will also be required to pay the cost of his continuation coverage under COBRA until the earlier of 12 months from the date of his termination or the date that he becomes employed by another employer.

In order to receive the severance payment described above, Mr. Blodgett will be required to execute a separation agreement and general release of claims that is acceptable to the Company.

Under his employment agreement, Mr. Blodgett is entitled to receive the same excise tax gross-up benefit as in the change of control agreements described in the section entitled “Change of Control Agreements” beginning on page 42.

Mr. Deason’s Employment Agreement

Mr. Deason’s employment agreement provides for benefits for Mr. Deason upon a change of control.

Under the employment agreement, Mr. Deason will be entitled to a payment if: (i) we undergo a consolidation or merger in which we are not the surviving company or in which our common stock is converted into cash, securities or other property such that holders of our common stock do not have the same proportionate ownership of the surviving company’s common stock as they held of our common stock prior to the merger or consolidation; (ii) we sell, lease or transfer all or substantially all of our assets to a company in which we own less than 80% of the outstanding voting securities; (iii) we adopt or implement a plan or proposal for our liquidation; (iv) a person or entity (other than one or more trusts established by us for the benefit of our employees) becomes the beneficial owner of 20% or more of our outstanding common stock; or (v) if during any period of 24 consecutive months there is a turnover of a majority of the Board of Directors. Excluded from the determination of the turnover of directors are: (i) those directors who are replaced by new directors who are approved by a vote of at least a majority of the directors (continuing director) who have been a member of our Board of Directors since February 1, 1999, (ii) a member of the Board of Directors who succeeds an otherwise continuing director and who was elected, or nominated for election by our stockholders, by a majority of the continuing directors then still in office, (iii) any director elected, or nominated for election by our stockholders to fill any vacancy or newly created directorship by a majority of the continuing directors still in office, and (iv) a member of the Board of Directors who succeeds an otherwise continuing director and who was selected and appointed by Mr. Deason to fill the unexpired term of a director who, because such person is no longer an officer of the Company, is no longer on the Board of Directors.

The benefit to be received by Mr. Deason upon a change of control event includes a lump sum payment, equal to (a) the number of years (including partial years) remaining under his employment agreement times the sum of (i) his per annum base salary at the time of the change of control, plus (ii) the greater of (x) his bonus for the immediately preceding fiscal year or (y) the average of his bonus for the immediately preceding two fiscal years, plus (b) his target bonus for the then-current fiscal year, pro rated to reflect the number of days the executive was employed by us in that fiscal year. Among other things, the employment agreement also provides that we will, (A) for up to three years following Mr. Deason’s termination of employment, continue to (i) provide insurance (medical, dental, life insurance, disability and accidental death and dismemberment) benefits to the executive at the highest level of coverage provided to Mr. Deason prior to the change of control until the executive secures employment that provides replacement insurance and (ii) provide insurance benefits to the executive to the extent any new insurance the executive receives from a subsequent employer does not cover a pre-existing condition, and (B) provide outplacement counseling assistance and (C) maintain director’s and officer’s liability insurance on behalf of the executive, at the level in effect immediately prior to the change of control, for the three (3) year period following the change of control, and throughout the period of any applicable statute of limitations. Under the employment agreement, we will also pay accrued but unpaid compensation and deferred compensation upon termination of employment. Also, when determining Mr. Deason’s eligibility for post-retirement benefits under any welfare benefit plan, he will be credited with three years of participation and age credit. Mr. Deason will also become vested in the benefits provided under any Company retirement or successor plan (in addition to any benefits under Mr. Deason’s Supplemental Executive Retirement Agreement).

Under his employment agreement, Mr. Deason is entitled to receive the same excise tax gross-up benefit as in the change of control agreements described in the section entitled “Change of Control Agreements” beginning on page 42.

Change of Control Payments

Change of Control Benefits Payable at June 30, 2007

The table below includes only estimated amounts of cash compensation and the estimated value of non cash benefits per the terms of the employment and change of control agreements, as well as the Supplemental Executive Retirement Agreement for Mr. Deason, and estimated tax gross up for excise taxes on such amounts, assuming a change of control occurred on June 30, 2007. It does not include any value of any equity stock or options that the executive may dispose of in a change of control transaction, or any tax gross up in relation thereto. These amounts reported in this table are materially different than the amounts previously disclosed in the Severance Payments table included in the Company’s 10-K/A filed on October 19, 2007, which reported severance amounts as of September 30, 2007. The material change in amounts payable is primarily due to the change in base amount used to compute the cash payment related to bonus. The Company did not meet its criteria for payment of performance based bonuses in fiscal year ended June 30, 2006, but it achieved 80% of its target and paid performance based bonuses in June 30, 2007. See the estimated amounts that would be payable if a change in control occurred on September 30, 2007 in the table beginning on page 47.

	Cash Payment
	(before Tax Gross		Value of Non Cash	Cash Payment	Total
Executive Officer	Up) ($)(a)		Benefits(b)	for Tax Gross Up ($)	($)

Darwin Deason	20,575,949	(c)	546,927	8,734,842	29,857,718
Lynn Blodgett	3,493,142		580,401	—	4,073,543
Tom Burlin	2,119,231		572,487	1,250,643	3,942,361
John Rexford	2,348,574		546,897	—	2,895,471
Ann Vezina	2,232,952		547,062	1,370,306	4,150,320

Total	30,769,848		2,793,774	11,355,791	44,919,413

(a)	The cash payment is principally composed of the base salary and bonus component, but also includes the cash payment for accrued but unpaid compensation, 401(k) deferred compensation and supplemental deferred compensation.

(b)	The non-cash benefits include an estimate for director’s and officer’s liability insurance, continued insurance benefits and outplacement counseling.

(a)	Includes Supplemental Executive Retirement Agreement amount of $12,959,686 payable if a change of control occurred on June 30, 2007.

Change of Control Benefits Payable at September 30, 2007

Because the calculations of the change of control benefits payable as of June 30, 2007 are based on performance bonuses paid in fiscal year 2006, a fiscal year in which the Company did not meet its criteria for payment of performance based bonuses, we have included the table below showing the change of control benefits payable as of September 30, 2007, which are based on performance bonuses paid in fiscal year 2007, a fiscal year in which the Company achieved 80% of its target.

The table below includes only estimated amounts of cash compensation and the estimated value of non cash benefits per the terms of the employment and change of control agreements, as well as the Supplemental Executive

Retirement Agreement for Mr. Deason, and estimated tax gross up for excise taxes on such amounts, assuming a change of control occurred on September 30, 2007. It does not include any value of any equity stock or options that the executive may dispose of in a change of control transaction, or any tax gross up in relation thereto.

	Cash Payment
	(before Tax Gross		Value of Non Cash	Cash Payment	Total
Executive Officer	Up) ($)(a)		Benefits(b)	for Tax Gross Up ($)	($)

Darwin Deason	23,621,667	(c)	546,840	10,133,524	34,302,031
Lynn Blodgett	6,259,673		484,095	—	6,743,768
Tom Burlin	3,500,962		505,839	2,005,353	6,012,154
John Rexford	3,725,075		469,908	—	4,194,983
Ann Vezina	3,621,012		436,923	2,094,341	6,152,276

Total	40,728,389		2,443,605	14,233,218	57,405,212

(a)	The cash payment is principally composed of the base salary and bonus component, but also includes the cash payment for accrued but unpaid compensation, 401(k) deferred compensation and supplemental deferred compensation.

(b)	The non-cash benefits include an estimate for director’s and officer’s liability insurance, continued insurance benefits and outplacement counseling.

(c)	Includes Supplemental Executive Retirement Agreement amount of $13,015,543 payable if a change of control occurred on September 30, 2007.

REPORT OF THE AUDIT COMMITTEE

Until January 24, 2007, during fiscal year 2007, the Audit Committee of the Board of Directors was comprised of Messrs. Rossi, O’Neill, Kosberg and McCuistion. On January 24, 2007, Mr. Holland was elected as a director and our Audit Committee was reconstituted to consist of three members (Messrs. Rossi, McCuistion and Holland). On November 21, 2007, Messrs. Rossi, McCuistion and Holland resigned from the Board of Directors. On November 25, 2007, the Board of Directors appointed Messrs. Krauss, Miller and Spears to the Audit Committee. On January 5, 2008, Mr. Spears passed away. On February 23, 2008, Mr. Sullivan was elected as a director and the Audit Committee was reconstituted to consist of Messrs. Krauss (Chairman), Miller and Sullivan. On March 19, 2008, Mr. Druskin was elected as a director and the Audit Committee was reconstituted to consist of Messrs. Krauss (Chairman), Miller and Druskin. All of the aforementioned Audit Committee members are independent as defined in the current New York Stock Exchange listing standards. The Audit Committee has adopted a revised written charter which was approved by the Board of Directors on May 25, 2006. The Audit Committee has reviewed and discussed our audited financial statements with management, which has primary responsibility for the financial statements and management’s evaluation and assessment of the effectiveness of internal control over financial reporting. PricewaterhouseCoopers LLP (PwC), our independent registered public accounting firm for fiscal year 2007, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles and attesting to the effectiveness of internal control over financial reporting. The Audit Committee has discussed with PwC the financial statement audit, the audit of the effectiveness of internal controls over financial reporting and all other matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees). PwC has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, as amended (Independence Discussions With Audit Committees), and the Audit Committee discussed PwC’s independence with PwC. The Audit Committee also concluded that PwC’s provision of non-audit services is compatible with PwC’s independence.

Based on the considerations referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2007 and that PwC be appointed our independent registered public accounting firm for our fiscal year 2008.

Submitted by the Audit Committee
of the Board of Directors:

KURT R. KRAUSS* (Chairman)
ROBERT DRUSKIN*
TED B. MILLER, JR.*

 * Messrs. Krauss and Miller have served as members of the Audit Committee since November 25, 2007. Mr. Druskin has served as a member of the Audit Committee only since March 19, 2008. Messrs. Krauss, Druskin and Miller were not involved in and did not participate in any decision of the Audit Committee prior to the date that they joined the Committee, including but not limited to the approval of the Form 10-K for the fiscal year ended June 30, 2007.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2007, the Compensation Committee was comprised solely of independent directors: Joseph P. O’Neill, J. Livingston Kosberg and Robert B. Holland, III (Mr. Holland was appointed to the Committee in January 2007). On November 21, 2007, Messrs. O’Neill, Kosberg and Holland resigned from the Board of Directors. On November 25, 2007 the Board of Directors appointed Messrs. Miller (Chairman), Krauss and Varasano to the Compensation Committee. On March 19, 2008, the Compensation Committee was reconstituted to consist of Messrs. Miller (Chairman), Sullivan and Varasano. No member of our Compensation Committee during the fiscal year 2007, or currently, was an employee or officer or former employee or officer of the Company or any of its subsidiaries or had any interest in a transaction or relationship requiring disclosure under Item 404 of Regulation S-K during fiscal year 2007. None of our executive officers served on the Board of Directors or on the compensation committee of any other entity, for which any executive officers of such other entity served either on our Board of Directors or on our Compensation Committee. For information on insider participation, see the section entitled “Certain Transactions” beginning on page 49.

CERTAIN TRANSACTIONS

Prior to 2002 we had guaranteed $11.5 million of certain loan obligations owed to Citicorp USA, Inc. by DDH Aviation, Inc., a corporate airplane brokerage company organized in 1997 (as may have been reorganized subsequent to July 2002, referred herein to as “DDH”). Our Chairman owned a majority interest in DDH. In consideration for that guaranty, we had access to corporate aircraft at favorable rates. In July 2002, our Chairman assumed in full our guaranty obligations to Citicorp and Citicorp released in full our guaranty obligations. As partial consideration for the release of our corporate guaranty, we agreed to provide certain administrative services to DDH at no charge until such time as DDH meets certain specified financial criteria. In the first quarter of fiscal year 2003, we purchased $1 million in prepaid charter flights at favorable rates from DDH. In the second quarter of fiscal year 2007, we were notified by DDH of their intent to wind down operations; therefore, we recorded a charge of $0.6 million related to the unused prepaid charter flights. We made no payments to DDH during fiscal years 2007, 2006 and 2005. Previously, we reported that we anticipated that the administrative services we are providing to DDH would cease prior to June 30, 2007 as a result of the wind down of the DDH operations. Because of continuing activities related to the wind down of operations, the administrative services we are providing to DDH will continue until the wind down is complete.

During fiscal years 2007, 2006 and 2005, we purchased approximately $5.8 million, $8.8 million and $9.0 million, respectively, of office products and printing services from Prestige Business Solutions, Inc., a supplier owned by the daughter-in-law of our Chairman, Darwin Deason. These products and services were purchased on a competitive bid basis in substantially all cases. We believe this relationship has allowed us to obtain these products and services at quality levels and costs more favorable than would have been available through alternative market sources.

In connection with the departure of our former Chief Executive Officer, in June 2006 we entered into an agreement with Rich Capital LLC, an M&A advisory firm owned by our former Chief Executive Officer, Jeffrey Rich. The agreement is for two years during which time we will pay a total of $0.5 million for M&A advisory services, payable in equal quarterly installments. We paid approximately $63,000 related to this agreement through June 30, 2006. However, we have currently suspended payment under this agreement pending determination whether Rich Capital LLC is capable of performing its obligations under the contract in view of the internal investigation’s conclusions regarding stock options awarded to Mr. Rich. No payments were made during fiscal year 2007 related to this agreement.

We currently employ approximately 62,000 employees and actively recruit qualified candidates for our employment needs. Relatives of our executive officers and other employees are eligible for hire by the Company. We currently have five employees who receive more than $120,000 in annual compensation (salary, bonus and commission) who are related to our current executive officers, including executive officers who are also directors, as of June 30, 2007. These are routine employment arrangements entered into in the ordinary course of business and the compensation of each such family member is commensurate with that of their peers. All of these family members are at levels below senior vice president except Thomas Blodgett who is the brother of Lynn Blodgett, President and Chief Executive Officer. Thomas Blodgett is employed as Executive Vice President and Group President — Business Process Solutions and earned $615,544 in base salary and bonus compensation during fiscal year 2007. He was granted options to purchase 50,000 shares of our Class A common stock during fiscal year 2007.

Thomas Blodgett reports to Tom Burlin, Chief Operating Officer. The annual compensation (salary, bonus and commission) for the remaining four employees ranges from approximately $171,626 to $360,112.

The Board of Directors has not adopted any formal written policy regarding the review, approval or ratification of related party transactions. As a matter of practice, the Board is typically made aware of the Company’s business transactions with related parties. The Board is also made aware of employment and reporting relationships with related parties at the senior and executive vice president levels. The Company believes the processes in effect are sufficient to determine the fairness of the terms of transactions with related parties.

In addition, on an annual basis we request that our 5% shareholders, directors, and executive officers identify and provide information regarding any transaction (with a value in excess of $120,000) in which the Company is or will be a participant in which any related person has or will have a direct or indirect material interest. In addition, our directors and executive officers review and approve annually our disclosures in this section entitled “Certain Transactions.”

STOCKHOLDERS PROPOSALS FOR 2008 ANNUAL MEETING

We currently expect to hold our 2008 Annual Meeting of Stockholders on or around November 20, 2008, and mail the Proxy Statement for that meeting in October 2008, subject to any changes we may make. If any of our stockholders intends to present a proposal for consideration at the 2008 Annual Meeting of Stockholders, including the nomination of directors, such stockholder must provide notice to us of such proposal.

The expected date of our 2008 Annual Meeting of Stockholders has been changed by more than 30 days from the date of our 2007 Annual Meeting of Stockholders. Pursuant to Rule 14a-8 of the Exchange Act and in accordance with Section 8(c) of our Bylaws, respectively, our Board of Directors has made an affirmative determination of (i) a reasonable deadline for timely submission under Rule 14a-8 and (ii) a reasonable deadline by which stockholders must provide notice of a proposal to us under our Bylaws. Stockholder proposals for the 2008 Annual Meeting of Stockholders, including those that will not be included in the proxy statement and form of proxy distributed by the Board of Directors, must be received no sooner than May 23, 2008, but not later than June 13, 2008, which the Board has determined constitutes a reasonable deadline for timely submission of proposals under Rule 14a-8 and separately constitutes a reasonable time for stockholders to provide notice to us under our Bylaws. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority with respect to proxies. Stockholder proposals must be sent to our principal executive offices, 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: Tas Panos, Corporate Secretary. In addition, stockholders who wish to have their nominees for election to the Board of Directors considered by the Nominating and Corporate Governance Committee must comply with the requirements set forth on page 9 of this proxy statement.

HOUSEHOLDING OF STOCKHOLDER DOCUMENTS

We may send a single set of stockholder documents to any household at which two or more stockholders reside. This process is called “householding.” This reduces the volume of duplicate information received at your household and helps us to reduce costs. Your materials may be householded based on your prior express or implied consent. If your materials have been householded and you wish to receive separate copies of these documents, or if you are receiving duplicate copies of these documents and wish to have the information householded, you may write or call our Investor Relations Group at the following address or phone number: Affiliated Computer Services, Inc., Investor Relations, telephone number 214-841-8281.

By Order of the Board of Directors

Tas Panos
Corporate Secretary

April 11, 2008

APPENDIX A

DIRECTOR INDEPENDENCE STANDARDS
ADOPTED BY THE BOARD OF DIRECTORS
OF
AFFILIATED COMPUTER SERVICES, INC.

AS RESTATED FEBRUARY 3, 2004

Only directors who the Board of Directors has affirmatively determined have no material relationship (whether directly or indirectly, including but not limited to, as a partner, shareholder or officer of an organization that has a relationship with the Company) with the Company will be considered independent. The following guidelines have been established to assist in the Board of Directors in its determination of director independence. For the purposes of these standards, the “Company” means Affiliated Computer Services, Inc. and its direct and indirect subsidiaries.

No director will be considered independent if, within the last three years prior to the date of determination, the director or any of such director’s immediate family:

(a) was employed (if a director) or was employed as an executive officer (if a member of director’s immediate family) by the Company; provided that a director’s employment as an interim Chairman of chief Executive Officer shall no disqualify such director from being considered independent following that employment; or

(b) received, more than $100,00 in any year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation of prior service (provided such compensation is not contingent in any way on continued service); provided that compensation received by a director for former service as an interim chairman or Chief Executive Officer and compensation received by a director’s immediate family member for service as a non-executive employee will not be considered; or

(c) was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company; or

(d) was employed as an executive officer of another company where any of the Company’s present executive officers serves on such other company’s compensation committee; or

(e) is an executive officer or an employee (if a director) or is an executive officer (if a member of director’s immediate family) of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

(f) is affiliated with a charitable organization that receives substantial charitable contributions from the Company.

A-1

APPENDIX B

CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
OF
AFFILIATED COMPUTER SERVICES, INC.
(the “Company”)
AS RESTATED ON FEBRUARY 3, 2004

I.	PURPOSE

The Compensation Committee (the “Committee”) shall have the direct responsibility to:

a. Review, determine and recommend to the Board of Directors (the “Board”), or approve (with respect to the Chief Executive Officer either as a Committee or together with other independent directors as directed by the Board) the Company’s compensation programs and compensation of the Company’s executives; and

b. Produce and approve an annual report on executive compensation for inclusion in the Company’s annual proxy statement, in accordance with applicable rules and regulations of the New York Stock Exchange, Inc. (the “NYSE”), Securities and Exchange Commission (the “SEC”) and other regulatory bodies.

The Committee’s role is one of oversight. The Committee shall not act as a fiduciary with respect to any benefit plans or programs under ERISA or otherwise, except as may be required by applicable law.

II.	COMPOSITION

The Committee shall be comprised of two or more members of the Board, each of whom is determined by the Board to be “independent” under the rules of the NYSE. Additionally, no director may serve unless he or she (i) is a “Non-employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (ii) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. The Board shall select members based upon their knowledge and experience in compensation matters and with care to avoid any conflicts of interest. The members of the Committee shall be appointed by the Board and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Committee may be removed, with or without cause, by majority vote of the Board. Unless a Chair is elected by the full Board, the members of the Committee shall designate a Chair by the majority vote of the full Committee membership. The Chair shall be entitled to cast a vote to resolve any ties. The Chair will chair all regular sessions of the Committee and set the agendas for Committee meetings. In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee.

III.	MEETINGS

The Committee shall meet as frequently as circumstances dictate, but not less than once in any fiscal year. The Chairman of the Board or any member of the Committee may call meetings of the Committee. All non-management directors that are not members of the Committee may attend meetings of the Committee but may not vote. Additionally, the Committee may invite to its meetings any director, management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities. A majority of the Committee members, but not less than two, will constitute a quorum. A majority of the Committee members present at any Committee meeting at which a quorum is present may act on behalf of the Committee. The Committee may meet by telephone or videoconference and may take action by unanimous written consent. The Chair of the Committee shall designate a person, who need not be a member, to act as secretary, and minutes of the Committee’s proceedings shall be kept in minute books provided for that purpose.

IV. RESPONSIBILITIES AND DUTIES

The Committee shall have the following responsibilities and duties:

Setting Compensation for Executive Officers and Directors

1. Review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer and President and Chief Operating Officer and evaluate the performance of the Chief Executive Officer and President and Chief Operating Officer in light of the criteria and, based on such evaluation, review and approve the annual salary, bonus, stock options and other benefits, direct and indirect, of the Chief Executive Officer and President and Chief Operating Officer. Review and approve the calculation of the compensation of the Chairman based on his Employment Agreement.

2. Review and approve the annual salary, bonus, stock options and other benefits, direct and indirect, of the remaining executive officers of the Company.

3. In connection with executive compensation programs:

A. Review and recommend to the full Board, or approve, new executive compensation programs;

B. Review on a periodic basis the operations of the Company’s executive compensation programs to determine whether they are properly coordinated and achieving their intended purpose(s); and

C. Establish and periodically review policies for the administration of executive compensation programs.

4. Review and approve annual performance goals for performance-based compensation that is intended to be tax deductible under Section 162 (m) of the Internal Revenue Code and determine whether the performance goals and objectives are attained.

5. The Committee shall periodically review and make recommendations to the Board with respect to the compensation of the non-management Directors.

Monitoring Incentive and Equity-Based Compensation Plans

6. Review and make recommendations to the Board with respect to the Company’s incentive-compensation plans and equity-based plans.

7. Review and approve all equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s shareholders.

8. Review and approve all awards of stock options or other awards pursuant to the Company’s equity-based plans.

9. Select, retain and/or replace, as needed, compensation and benefits consultants and other outside consultants to provide independent advice to the Committee. In that connection, in the event the Committee retains a compensation consultant, the Committee shall have the sole authority to approve such consultant’s fees and other retention terms.

Reports

10. Produce and approve an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations of the NYSE, SEC and other applicable regulatory bodies.

11. Report regularly to the Board (i) following meetings of the Committee, (ii) with respect to such other matters as are relevant to the Committee’s discharge of its responsibilities and (iii) with respect to such recommendations as the Committee may deem appropriate. The report to the Board may take the form of an oral report by the Chair or any other member of the Committee designated by the Committee to make such report.

Administrative

12. Recommend to the Board any appropriate extension or changes in the duties of the Committee.

13. Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.

14. Perform any other activities, duties or responsibilities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

15. Perform a review and evaluation, at least annually, of the performance of the Committee and its members.

16. Maintain minutes or other records of meetings and activities of the Committee.

17. Review and update this Charter as conditions dictate.

APPENDIX C

CHARTER OF THE NOMINATING AND
CORPORATE GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS
OF
AFFILIATED COMPUTER SERVICES, INC.
(the “Company”)
AS ADOPTED ON SEPTEMBER 11, 2003

I.	PURPOSE

The purpose of the Nominating and Governance Committee (the “Committee”) is to:

a. Identify individuals qualified to become a member of the Board of Directors (“Board”);

b. Recommend director nominees to be proposed for election at the annual meeting of stockholders;

c. Recommend directors for appointment to Board committees;

d. Develop and recommend to the Board for approval, revisions to the Corporate Governance Guidelines of the Company; and

e. Assist the Board in developing and implementing “best practices” to enhance the quality of the Company’s corporate governance.

II.	COMPOSITION

The Nominating and Governance Committee shall consist of such number of members of the Board of the Company as shall be appointed by the Board from time to time, but in no event shall the Committee consist of fewer than two members. The Board shall designate the Chairperson of the Committee. Each member of the Nominating and Governance Committee shall meet the applicable independence requirements of the New York Stock Exchange and any other legal requirements applicable to Committee members. The Board may change the membership of the Committee at any time.

Unless otherwise prohibited by the Company’s Certificate of Incorporation or Bylaws, the Nominating and Governance Committee may form and delegate authority to any subcommittee as it deems appropriate or advisable.

III.	MEETINGS

The Committee shall meet as frequently as circumstances dictate. The Chairman of the Board or any member of the Committee may call meetings of the Committee. All nonmanagement directors that are not members of the Committee may attend meetings of the Committee but may not vote. Additionally, the Committee may invite to its meetings any director, management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities.

The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities. A majority of the Committee members, but not less than two, will constitute a quorum. A majority of the Committee members present at any Committee meeting at which a quorum is present may act on behalf of the Committee. The Committee may meet by telephone or videoconference and may take action by unanimous written consent. The Chair of the Committee shall designate a person, who need not be a member, to act as secretary, and minutes of the Committee’s proceedings shall be kept in minute books provided for that purpose.

C-1

IV.	RESPONSIBILITIES AND DUTIES

The Nominating and Governance Committee shall:

Board and Committees

1. Establish and review with the Board annually criteria for Board membership, which will be generally described in the Company’s Corporate Governance Guidelines.

2. Identify, evaluate and recruit individuals qualified for Board membership.

3. Recommend, subject to the approval of the Chairman, to the Board non-management director nominees to be proposed for election at the annual meeting of stockholders.

4. Recommend, subject to the approval of the Chairman, for election by the Board non-management director nominees to fill vacancies or newly-created directorships.

5. Review the independence of each director under applicable requirements set forth in the Company’s Bylaws and present findings and recommendation to the Board.

6. Recommend to the Board nominees for appointment, including a Chairperson, to each committee of the Board.

7. Review, and make recommendations to the Board with respect to, the size, structure, composition, processes and practices of the Board and the Board committees.

8. Develop and oversee an orientation program for new Board members.

9. Facilitate the participation of directors in relevant continuing education programs when requested by a director or when the Board concludes that such education would be of significant benefit to a director.

Performance Evaluations and Succession Planning

10. Implement and oversee the annual performance evaluation of the Board and each committee of the Board (including a review by the Committee of its own performance), and provide a report of the results to the Board.

11. Oversee the processes by which the CEO and executive management are evaluated.

12. In consultation with the Chairman of the Board, develop a succession plan and make an annual report to the Board on succession planning.

Corporate Governance Guidelines

13. Periodically review the Company’s Corporate Governance Guidelines and recommend revisions to the Board, as appropriate.

Administrative

14. Recommend to the Board any appropriate extension or changes in the duties of the Committee.

15. Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.

16. The committee shall have the authority to retain any search firm engaged to assist in identifying director candidates, and to retain outside counsel and any other advisors as the committee may deem appropriate in its sole discretion. The committee shall have sole authority to approve related fees and retention terms.

17. Perform any other activities, duties or responsibilities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

18. Perform a review and evaluation, at least annually, of the performance of the Committee and its members.

19. Maintain minutes or other records of meetings and activities of the Committee.

20. Review and update this Charter as conditions dictate.

C-2

AFFILIATED COMPUTER SERVICES, INC.
2828 NORTH HASKELL AVENUE
BUILDING 1, FLOOR 10, LEGAL DEPARTMENT
DALLAS, TX 75204
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Affiliated Computer Services, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Affiliated Computer Services, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	AFLTD1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AFFILIATED COMPUTER SERVICES, INC.			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			All	All	Except
1.	To elect seven (7) Directors to serve until the Annual Meeting of Stockholders for fiscal year 2008 or until their successors are duly elected and qualified		☐	☐	☐
Nominees:
	01) Darwin Deason	05) Ted B. Miller, Jr.
	02) Lynn R. Blodgett	06) Paul E. Sullivan
	03) Robert Druskin	07) Frank Varasano
04) Kurt R. Krauss

		For	Against	Abstain

2.	To approve fiscal year 2008 performance-based incentive compensation for our executive officers	☐	☐	☐

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for fiscal year 2008	☐	☐	☐

4.	To approve a stockholder proposal to adopt a policy on an annual advisory vote on executive compensation	☐	☐	☐

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” THE APPROVAL OF THE FISCAL YEAR 2008 PERFORMANCE-BASED INCENTIVE COMPENSATION FOR THE CORPORATION’S EXECUTIVE OFFICERS, “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008, “AGAINST” THE STOCKHOLDER PROPOSAL TO ADOPT A POLICY ON AN ANNUAL ADVISORY VOTE ON EXECUTIVE COMPENSATION AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS MAY VOTE IN PERSON EVEN THOUGH THEY PREVIOUSLY MAILED THIS PROXY.

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report Combo and Form 10-K & 10-K/AS are available at
www.proxyvote.com.

AFFILIATED COMPUTER SERVICES, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
May 22, 2008
SOLICITED BY THE BOARD OF DIRECTORS
     The undersigned stockholder of Affiliated Computer Services, Inc., a Delaware corporation (the “Corporation”), hereby appoints Lynn R. Blodgett, Kevin Kyser and Tas Panos, or any of them, as proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at Cityplace Conference Center, 2711 North Haskell Avenue, Dallas, Texas 75204, on May 22, 2008 at 11:00 a.m., Central Time, Dallas, Texas, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, and in their discretion upon any other business or matters that may properly come before the meeting or any adjournment or adjournments thereof:
(Continued and to be signed on the reverse side)
- FOLD AND DETACH HERE -